UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __ )

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Provident New York Bancorp
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January 8, 2010

Dear Stockholder:

We cordially invite you to attend the Annual Meeting of Stockholders of Provident New York Bancorp. The Annual Meeting will be held at the Holiday Inn of Suffern, 3 Executive Boulevard, Suffern, New York on February 18, 2010, at 11:00 a.m., local time.

The enclosed Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted. If you are a member of a household that has received only one Proxy Statement and you wish to receive your own Proxy Statement, please call our Stockholder Relations Department at 845.918.5580. During the Annual Meeting we will also report on the operations of Provident New York Bancorp. Enclosed for your review is our Annual Report to Stockholders, which contains detailed information concerning the activities and operating performance of Provident New York Bancorp.

The business to be conducted at the Annual Meeting consists of the election of four (4) directors and the ratification of the appointment of Crowe Horwath LLP as Provident New York Bancorp’s independent registered public accounting firm for the fiscal year ending September 30, 2010. The Board of Directors unanimously recommends a vote “FOR” each matter to be considered.

On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting. Your vote is important, regardless of the number of Provident New York Bancorp shares that you own.

Sincerely,

George Strayton
President and Chief Executive Officer

Provident New York Bancorp
400 Rella Boulevard
Montebello, New York 10901
(845) 369-8040

NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS
To Be Held On February 18, 2010

Notice is hereby given that the Annual Meeting of Stockholders of Provident New York Bancorp will be held at the Holiday Inn of Suffern, 3 Executive Boulevard, Suffern, New York, on February 18, 2010 at 11:00 a.m., local time.

A Proxy Card and Proxy Statement for the Annual Meeting are enclosed.

The Annual Meeting is for the purpose of considering and acting upon:

1.	the election of four Directors;
2.	the ratification of the appointment of Crowe Horwath LLP as the independent registered public accounting firm for the fiscal year ending September 30, 2010; and

such other matters as may properly come before the Annual Meeting, or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Annual Meeting.

Any action may be taken on the foregoing proposals at the Annual Meeting on the date specified above, or on the date or dates to which the Annual Meeting may be adjourned. Stockholders of record at the close of business on December 21, 2009 are the stockholders entitled to vote at the Annual Meeting, and any adjournments thereof.

EACH STOCKHOLDER, WHETHER HE OR SHE PLANS TO ATTEND THE ANNUAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ANY PROXY GIVEN BY THE STOCKHOLDER MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED. A PROXY MAY BE REVOKED BY FILING WITH THE SECRETARY OF PROVIDENT NEW YORK BANCORP A WRITTEN REVOCATION OR A DULY EXECUTED PROXY CARD BEARING A LATER DATE. ANY STOCKHOLDER PRESENT AT THE ANNUAL MEETING MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE ANNUAL MEETING. HOWEVER, IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER IN ORDER TO VOTE IN PERSON AT THE ANNUAL MEETING.

By Order of the Board of Directors

Daniel Rothstein
Secretary
Montebello, New York
January 8, 2010

IMPORTANT:  THE PROMPT RETURN OF PROXIES WILL SAVE THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

PROXY STATEMENT

Provident New York Bancorp
400 Rella Boulevard
Montebello, New York 10901
(845) 369-8040

ANNUAL MEETING OF STOCKHOLDERS
February 18, 2010

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of Provident New York Bancorp to be used at the Annual Meeting of Stockholders, which will be held at the Holiday Inn of Suffern, 3 Executive Boulevard, Suffern, New York, on February 18, 2010, at 11:00 a.m. local time, and all adjournments of the Annual Meeting. The accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement are first being mailed to stockholders on or about January 8, 2010.

REVOCATION OF PROXIES

Stockholders who execute proxies in the form solicited hereby retain the right to revoke them in the manner described below. Unless so revoked, the shares represented by such proxies will be voted at the Annual Meeting and all adjournments thereof. Proxies solicited on behalf of the Board of Directors of Provident New York Bancorp will be voted in accordance with the directions given thereon. Where no instructions are indicated, validly executed proxies will be voted “FOR” the proposals set forth in this Proxy Statement for consideration at the Annual Meeting.

Proxies may be revoked by sending written notice of revocation to the Secretary of Provident New York Bancorp at the address shown above, delivering a later-dated proxy card, or by attending the Annual Meeting and voting in person. The presence at the Annual Meeting of any stockholder who had returned a proxy shall not revoke such proxy unless the stockholder delivers his or her ballot in person at the Annual Meeting or delivers a written revocation to the Secretary of Provident New York Bancorp prior to the voting of such proxy. If you are a stockholder whose shares are not registered in your name, you will need appropriate documentation from your record holder to vote in person at the Annual Meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Except as otherwise noted below, holders of record of Provident New York Bancorp’s shares of common stock, par value $0.01 per share, as of the close of business on December 21, 2009 (the “Record Date”), are entitled to one vote for each share then held. As of the Record Date, there were 39,007,084 shares of common stock issued and outstanding. The presence in person or by proxy of a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum at the Annual Meeting.

Brokers holding shares in street name for customers who are beneficial owners of such shares are prohibited from giving a proxy to vote such customers’ shares on “non-routine” matters in the absence of specific instructions from such customers. This is commonly referred to as a “broker non-vote.”   Your broker is entitled to vote your shares on ratification of the selection of Crowe Horwath LLP as the Company’s independent registered public accounting firm even if you do not provide voting instructions to your broker. The director nominee election is considered a “non-routine” matter. As such, brokers holding shares in street name for customers are prohibited from giving a proxy to vote those shares absent specific instructions from their customers.

As to the election of directors, the proxy card being provided by the Board of Directors enables a stockholder to vote FOR all nominees proposed by the Board, to WITHHOLD authority for all nominees or to vote FOR ALL EXCEPT one or more of the nominees being proposed. Voting for all Directors except those you list on the proxy card is the equivalent of withholding your vote for those Directors you have listed. Directors are elected by a plurality of votes cast. Proxies as to which the authority to vote for the nominees being proposed is withheld will not affect the outcome of the vote.

As to the ratification of Crowe Horwath LLP as the independent registered public accounting firm, by checking the appropriate box, a stockholder may: (i) vote FOR the ratification; (ii) vote AGAINST the ratification; or (iii) ABSTAIN from voting on such ratification. The affirmative vote of a majority of the votes represented by the aggregate of all of the shares of common stock cast with respect to such matter is required for the ratification of Crowe Horwath LLP as the independent registered public accounting firm for the fiscal year ending September 30, 2010. Abstentions from voting, as well as broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on the proposal.

Provident New York Bancorp’s Employee Stock Ownership Plan (“ESOP”) is the beneficial owner of 4.9% of the outstanding common stock. ESOP participants are entitled to provide voting instructions to the plan trustees via proxy card with respect to the shares allocated to their accounts. For unallocated shares and allocated shares for which no voting instructions are received, the trustee will vote shares in proportion to the manner in which other participants have timely voted their interests, subject to the determination that such a vote is for the exclusive benefit of plan participants and beneficiaries.

In accordance wth the provisions of our Certificate of Incorporation, record holders of common stock who, individually or together with their affiliates and any other person with whom they or their affiliates are acting in concert, beneficially own in excess of 10% of the issued and outstanding shares of common stock are notentitled to vote any of the shares held in excess of that limit. The Certificate of Incorporation further authorizes the Board of Directors (i) to make all determinations necessary to implement and apply that limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own shares of common stock in excess of the limit supply information to enable the Board of Directors to implement and apply the limit.

Persons and groups who beneficially own in excess of 5% of the shares of common stock are required to file certain reports with Provident New York Bancorp and the Securities and Exchange Commission regarding such ownership. The following table sets forth the shares of common stock beneficially owned by each person who was known to Provident New York Bancorp as the beneficial owner of more than 5% of the outstanding shares of common stock as of December 21, 2009.

Name and Address of Beneficial Owners(1)	Amount of Shares Owned and Nature of Beneficial Ownership(3)	Percent of Shares Of Common Stock Outstanding(2)

Dimensional Fund Advisors 1299 Ocean Avenue Austin, Texas 78746	3,359,328	8.6%

(1)   In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner of any shares of common stock over which he has sole or shared voting or investment power, or has a right to acquire beneficial ownership at any time within 60 days from the date as of which beneficial ownership is being determined. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares. This includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting or investment power.
(2)   As of December 21, 2009 Provident New York Bancorp had 39,007,084 shares of common stock outstanding.
(3)   Based on a Schedule 13-F filed with the SEC as of September 30, 2009.

PROPOSAL I — ELECTION OF DIRECTORS

The Board of Directors consists of thirteen (13) members. On December 17, 2009, Director Richard Nozell notified the Board of Directors that he was retiring from the Board effective February 18, 2010. In accordance with our Bylaws, the Board has voted to reduce the number of Directors to twelve (12) upon Mr. Nozell’s retirement, reducing the class of Directors whose terms expire in 2012. Our Bylaws provide that Directors are divided into three classes, with one class of Directors elected annually.

Our Directors are generally elected to serve for a three-year period and until their respective successors shall have been elected and shall qualify. Four Directors will be elected at the Annual Meeting to serve for a three-year period and until their respective successors shall have been elected and shall qualify. The Nominating Committee of the Board of Directors has nominated the following persons to serve as Directors for three-year terms:

•	William F. Helmer
•	R. Michael Kennedy
•	Donald T. McNelis
•	William R. Sichol, Jr.

The table below sets forth certain information, as of December 21, 2009, regarding the nominees, other current members of our Board of Directors, and executive officers who are not directors, including the terms of office of board members. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to any nominee) will be voted at the Annual Meeting for the election of the proposed nominees. If a nominee is unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may determine. At this time, the Board of Directors knows of no reason why any of the nominees would be unable to serve, if elected. Except as indicated herein, there are no arrangements or understandings between any of the nominees and any other person pursuant to which such nominees were selected.

Name	Position(s) Held With Provident New York Bancorp	Age	Director Since(1)	Current Term Expires	Shares Beneficially Owned(2)	Percent of Class

NOMINEES

William F. Helmer	Chairman of the Board	75	1974	2010	484,975	1.2%
R. Michael Kennedy	Director	58	2004	2010	171,185	*
Donald T. McNelis	Director	77	1987	2010	247,752	*
William R. Sichol, Jr.	Director	69	1990	2010	220,255	*

OTHER BOARD MEMBERS

Dennis L. Coyle	Vice Chairman	73	1984	2011	510,611	1.3%
George Strayton	President, Chief Executive Officer and Director	66	1991	2011	931,923	2.3%
Victoria Kossover	Director	54	2004	2011	51,154	*
Burt Steinberg	Director	64	2000	2011	237,499	*
Judith Hershaft	Director	69	2000	2012	195,985	*
Thomas F. Jauntig, Jr.	Director	65	2000	2012	137,113	*
Thomas G. Kahn	Director	67	2004	2012	1,009,903(3)	2.5%
Richard A. Nozell	Director	76	1990	2012	158,874	*
Carl J. Rosenstock	Director	56	2004	2012	123,367	*

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Daniel G. Rothstein	Executive Vice President, Chief Risk Officer, General Counsel and Corporate Secretary	62	N/A	N/A	362,816	*
Stephen G. Dormer	Executive Vice President, Strategic Planning and Commercial Lending Officer	59	N/A	N/A	213,258	*
Richard O. Jones	Executive Vice President, Business Services	60	N/A	N/A	71,724	*
Paul A. Maisch	Executive Vice President, Chief Financial Officer	54	N/A	N/A	175,477	*

All Directors and Executive Officers as a Group (17 persons)				Totals	5,303,871	13.1%

Column Notes:
* Less than 1%
(1)	Includes service with Provident Bank
(2)	This column includes the following number of shares that can be acquired pursuant to stock options exercisable within 60 days of December 21, 2009:

Mr. Helmer (74,125);	Ms. Kossover (46,100);	Mr. Rosenstock (46,100);
Mr. Kennedy (46,100);	Mr. Steinberg (62,845);	Mr. Rothstein (97,741);
Dr. McNelis (69,088);	Ms. Hershaft (46,100);	Mr. Dormer (98,194);
Mr. Sichol, Jr. (46,100);	Mr. Jauntig, Jr. (73,815);	Mr. Jones (60,000);
Mr. Coyle (57,712);	Mr. Kahn (46,100);	Mr. Maisch (109,244).
Mr. Strayton (369,857);	Mr. Nozell (59,855);

All directors and executive officers as a group (1,409,076).

This column also includes the following number of shares that have been deferred pursuant to a non-qualified deferred compensation plan as of December 21, 2009:

Mr. Helmer (2,775);	Dr. McNelis (62,355);	Mr. Sichol, Jr. (49,947);	Mr. Strayton (52,394).
All directors and executive officers as a group (167,471).

(3)	Includes 719,588 shares held by Kahn Brothers Group, Inc., 18,055 shares held as custodian and 6,872 shares held as trustee.
Mr. Kahn disclaims beneficial ownership of these shares.

The business experience for the past five years for each of our directors and executive officers is as follows:

Judith Hershaft is the President and Chief Executive Officer of Innovative Plastics Corp., a manufacturer of custom plastic products in Orangeburg, New York. She is also the Chairman of Innovative Plastics South Corp. in Tennessee and Innovative Plastics West Corp. in Arizona.

Thomas F. Jauntig, Jr. is a retired partner as of January 1, 2007 in Korn, Rosenbaum LLP, certified public accountants.

Thomas G. Kahn is President of Kahn Brothers Group, Inc., Kahn Brothers LLC and Kahn Brothers Advisors LLC., all located in New York City. Kahn Brothers LLC is a member of the New York Stock Exchange. Kahn Brothers Advisors LLC is a registered investment advisor. Its principals manage over $500 million of assets.

Richard A. Nozell is the owner of Richard Nozell Building Construction and serves as a general building contractor.

Carl J. Rosenstock is Secretary-Treasurer of General Sportwear Co., Inc., a manufacturer of children’s apparel.

William F. Helmer has served as the Chairman of the Board of Directors of Provident Bank since 1994 and Chairman of the Board of Directors of Provident New York Bancorp since its formation in 1999. Mr. Helmer is the President of Helmer-Cronin Construction, Inc.

R. Michael Kennedy is a general partner and manager of various real estate companies, all managed through Kennedy Companies, Inc.

Donald T. McNelis served as President of St. Thomas Aquinas College in Sparkill, New York from 1974 until his retirement in 1995.

William R. Sichol, Jr. is a principal of Sichol & Hicks, P.C., a law firm.

Dennis L. Coyle has served as Vice Chairman of the Board of Directors of Provident Bank since 1994 and Vice Chairman of the Board of Directors of Provident New York Bancorp since its formation in 1999. Mr. Coyle is the owner and President of Denlo Realty Corp., the owner of Dennis L. Coyle Rental Properties, and is formerly the co-owner of the Coyle Insurance Agency, Inc.

George Strayton has been employed by Provident Bank since 1982, was named President and Chief Executive Officer of Provident Bank in 1986, and has served as President and Chief Executive Officer of Provident New York Bancorp since its formation in 1999. Mr. Strayton is a director of the Federal Home Loan Bank of New York and Orange & Rockland Utilities, Inc.

Victoria Kossover is a partner in Kossover Law Offices.

Burt Steinberg was the Executive Director of  The Dress Barn, Inc., a woman’s specialty store retailer, through September 25, 2009. He now serves as Director Emeritus.

Daniel G. Rothstein has been employed by Provident Bank since 1983, and was named Executive Vice President in 1989. Mr. Rothstein was appointed Chief Risk Officer in 2003. Effective January 2004, Mr. Rothstein was appointed Corporate Secretary and was named General Counsel in January 2006.

Stephen G. Dormer was named Senior Vice President of Provident Bank in 1994 and served as Provident Bank’s Director of Business Development from 1996 until August 2003, when he was appointed Senior Vice President, Strategic Planning and Commercial Lending. Effective January 2005, Mr. Dormer was appointed Executive Vice President, Strategic Planning and Commercial Lending.

Richard O. Jones was appointed Executive Vice President, Business Services in December 2004. Mr. Jones has 30 years of retail banking, operations and sales management experience, starting with Manufacturers Hanover, followed by Chemical Bank and JP Morgan Chase. From 1996 to 2002, Mr. Jones served as Senior Vice President/Regional Manager for the Tri-State (New York-New Jersey-Connecticut) and Texas Regions for JP Morgan Chase. From 2002 to 2004, Mr. Jones served as Senior Vice President, Client Management and Personal Financial Services for JP Morgan Chase.

Paul A. Maisch has served as Chief Financial Officer of Provident Bank and Provident New York Bancorp since March 2003. Mr. Maisch was named Executive Vice President in January 2006.

The Board of Directors has determined that each of Provident New York Bancorp’s directors, with the exception of Messrs. Strayton and Sichol, is “independent” as defined in Rule 4200(a)(15) of the listing standards of the Nasdaq Marketplace Rules. In reaching these determinations, the Board considers any extensions of credit by Provident Bank to a director and a director’s other interests. The Board of Directors considered the lease transaction between Director Dennis L. Coyle and Provident Bank and determined that Mr. Coyle qualifies as independent. Payments under this lease totaled approximately $67,800 for the fiscal year ended September 30, 2009.  Additional information concerning relationships with Messrs. Coyle and Sichol is set forth below in “Transactions with Certain Related Persons”.

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officers and directors and beneficial owners of greater than 10% of the outstanding shares of common stock are required to file reports with the Securities and Exchange Commission disclosing beneficial ownership and changes in beneficial ownership of our common stock. Securities and Exchange Commission rules require disclosure if an executive officer, director or 10% beneficial owner fails to file these reports on a timely basis. Based on Provident New York Bancorp’s review of ownership reports required to be filed for the fiscal year ended September 30, 2009, no Executive Officer, Director or 10% beneficial owner of Provident New York Bancorp’s shares of common stock failed to file ownership reports on a timely basis, except that as a result of an administrative error, Messrs. Strayton, Rothstein, Dormer, Jones and Maisch failed timely to file Forms 4 relating to tax withholding upon vesting of restricted stock.

Code of Ethics

Provident New York Bancorp has adopted a Code of Ethics applicable to its senior officers, including Provident New York Bancorp’s principal executive officer, principal financial officer, principal accounting officer and all officers performing similar functions. The Code of Ethics is available on Provident Bank’s Internet website at www.providentbanking.com under the About Us - Investor Relations/Corporate Overview tab under Governance Documents. Amendments to and waivers from the Code, as applicable, are disclosed on Provident Bank’s website.

Meetings and Committees of the Board of Directors

The business of the Board of Directors of Provident New York Bancorp is conducted at regular and special meetings of the Board and its committees. In addition, the “independent” members of the Board of Directors (as defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules) meet in executive sessions. The standing committees of the Board of Directors of Provident New York Bancorp are the Executive, Nominating, Audit, Corporate Governance and Executive Compensation Committees. During the fiscal year ended September 30, 2009, the Board of Directors met at twelve regular meetings. No member of the Board or any committee thereof attended less than 75% of the aggregate of the meetings of the Board of Directors and the committees of which he or she is a member.

Executive Committee. The Executive Committee consists of Chairman Helmer; President, Chief Executive Officer and Director Strayton; and Directors Coyle, Sichol and Steinberg. The Executive Committee meets as necessary when the Board of Directors is not in session to exercise general control and supervision over all matters pertaining to the interests of Provident New York Bancorp, subject at all times to the direction of the Board of Directors. The Executive Committee also meets in regularly scheduled sessions to provide more detailed oversight of the operations of Provident New York Bancorp. The Executive Committee met seven times during the fiscal year ended September 30, 2009.

Nominating Committee. The Nominating Committee consists of all of the directors of Provident New York Bancorp who qualify as “independent” as defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules. These directors are:  Chairman Helmer and Directors Coyle, Hershaft, Jauntig, Kahn, Kennedy, Kossover, McNelis, Nozell, Rosenstock and Steinberg.

Our Board of Directors has adopted a written charter for the Nominating Committee, which is available on the Company’s Internet website (www.providentbanking.com) under the About Us - Investor Relations/Corporate Overview tab under Governance Documents. The Nominating Committee met twice during the fiscal year ended September 30, 2009.

The Nominating Committee identifies nominees by first evaluating, or, through a sub-committee or the Corporate Governance Committee, causing an evaluation of the current members of the Board of Directors willing to continue in service.

Current members of the Board with skills and experience that are relevant to Provident New York Bancorp’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If there were a vacancy on the Board because any member of the Board does not wish to continue in service, or if the Nominating Committee decides not to re-nominate a director for re-election, the Nominating Committee would determine the desired skills and experience of a new nominee, solicit suggestions for director candidates from all Board members, and may engage in other search activities, which activities may be conducted through a sub-committee or the Corporate Governance Committee.

Candidates should possess certain attributes, including integrity and a devotion to ethical behavior, a primary interest in the well-being of Provident New York Bancorp, a capacity for independent judgment, good business acumen, the capacity to protect confidential information, an ability to work as a member of a team and a willingness to evaluate other opinions or points of view. In addition to examining a candidate’s qualifications in light of the above attributes, the Nominating Committee would consider the following:  the overall character of the candidate and any existing or potential conflict of interest; the candidate’s willingness to serve and ability to devote the time and effort required; the candidate’s record of leadership; and the ability to develop business for Provident New York Bancorp.

In addition, our Bylaws include the following qualifications for a Director: (1) a nominee must own at least 100 shares of our common stock; and (2) a Director must reside or work in a county in which Provident Bank (the banking subsidiary of Provident New York Bancorp) maintains an office or in a county contiguous to a county in which Provident Bank maintains an office at the time of first nomination and election, or appointment. During the year ended September 30, 2009, we did not pay a fee to any third party to identify or evaluate or assist in identifying or evaluating potential nominees for director.

The Nominating Committee may consider qualified candidates for Director suggested by our stockholders. Stockholders can suggest qualified candidates for Director by writing to our Corporate Secretary at 400 Rella Boulevard, Montebello, New York 10901. The Corporate Secretary must receive a submission not less than 90 days prior to the anniversary date of our proxy materials for the preceding year’s annual meeting. The submission must include the following:

•	A statement that the writer is a stockholder and is proposing a candidate for consideration by the Committee;
•
The name and address of the stockholder as such information appears on Provident New York Bancorp’s books, and the number of shares of Provident New York Bancorp’s common stock that are owned beneficially by such stockholder. If the stockholder is not a holder of record, appropriate evidence of the stockholder’s ownership will be required;

•
The name, address and contact information for the candidate, and the number of shares of common stock of Provident New York Bancorp that are owned by the candidate. If the candidate is not a holder of record, appropriate evidence of the stockholder’s ownership will be required;

•	A statement of the candidate’s business and educational experience;
•	Such other information regarding the candidate as would be required to be included in Provident New York Bancorp’s proxy statement pursuant to Securities and Exchange Commission Regulation 14A;
•	A statement detailing any relationship between the candidate and any customer, supplier or competitor of Provident New York Bancorp or its affiliates;
•	Detailed information about any relationship or understanding between the proposing stockholder and the candidate; and
•	A statement that the candidate is willing to be considered and willing to serve as a Director if nominated and elected.

Submissions that are received and that satisfy the above requirements are forwarded to the Chairman of the Nominating Committee for further review and consideration. A nomination submitted by a stockholder for presentation by the stockholder at an annual meeting of stockholders must comply with the procedural and informational requirements described in “Advance Notice of Business to be conducted at an Annual Meeting.”

Audit Committee. The Audit Committee consists of Directors Jauntig, who serves as Chairman, Kossover, Nozell and Steinberg. The Board of Directors has determined that Director Jauntig qualifies as an “audit committee financial expert.”  Each member of the Audit Committee is independent in accordance with the Nasdaq Marketplace Rules.

Our Board of Directors has adopted a written charter for the Audit Committee, which is available on the Company’s Internet website (www.providentbanking.com) under the About Us - Investor Relations/Corporate Overview tab under Governance Documents. As more fully described in the Audit Committee Charter, the Audit Committee is responsible for overseeing our accounting and financial reporting processes, including the quarterly review and the annual audit of our consolidated financial statements by the independent registered public accounting firm. In addition, the Audit Committee meets with our internal Chief Auditor to review the results of audits of specific areas on a quarterly basis. The Audit Committee met twelve times during the fiscal year ended September 30, 2009.

Corporate Governance Committee. The Corporate Governance Committee consists of Directors Kennedy, who serves as Chairman, Coyle, Helmer and McNelis, each of whom is “independent” in accordance with the Nasdaq Marketplace Rules. The Corporate Governance Committee’s responsibilities include the periodic review of the size of the Board and making recommendations for change, if indicated, establishing procedures for evaluating the Board of Directors, assisting the Nominating Committee as requested, developing a director orientation program, developing standards for director training and continuing education, reviewing Board policies, reviewing and evaluating Board compensation and recommending changes thereto, reviewing Provident New York Bancorp’s Certificate of Incorporation and Bylaws, and reviewing and approving related-party transactions. The Corporate Governance Committee met four times during the fiscal year ended September 30, 2009.

Executive Compensation Committee. The Executive Compensation Committee consists of Directors Steinberg, who serves as Chairman, Helmer, Coyle, and McNelis, each of whom is “independent” in accordance with the Nasdaq Marketplace Rules.  Until March 2009, the Executive Compensation Committee was responsible for determining the salaries of the President and Chief Executive Officer to the Board of Directors. The Executive Compensation Committee was also responsible for recommending for approval all executive officer salaries for our executive officers based on recommendations from our President and Chief Executive Officer. Effective March 2009, the Executive Compensation Committee is responsible for determining the salaries of the President and Chief Executive Officer and all Executive Officers. The Executive Compensation Committee also determines annual cash incentive payments to the CEO and other executive officers in accordance with the terms of the Executive Officer Incentive Plan. Determinations with respect to grants under stock benefit plans are made by the Executive Compensation Committee, excluding any Director who is not considered “disinterested” for purposes of Section 162(m) of the Internal Revenue Code. Mr. Coyle does not qualify as disinterested under Section 162(m). The Executive Compensation Committee met five times during the fiscal year ended September 30, 2009.

Our Board of Directors has adopted a written charter for the Executive Compensation Committee, which is available on the Company’s Internet website (www.providentbanking.com) under the About Us - Investor Relations/Corporate Overview tab under Governance Documents.

Audit Committee Report

In accordance with Securities and Exchange Commission rules, the Audit Committee has prepared the following report for inclusion in this proxy statement:

As part of its ongoing activities, the Audit Committee has:

•	Reviewed and discussed with management Provident New York Bancorp’s audited consolidated financial statements for the fiscal year ended September 30, 2009;
•	Discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication With Audit Committees; and
•
Received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence as currently in effect and discussed with the independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2009 for filing with the Securities and Exchange Commission.

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Provident New York Bancorp specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

This report has been provided by the Audit Committee:

Thomas F. Jauntig, Jr.	Victoria Kossover	Richard A. Nozell	Burt Steinberg

Communications with the Board of Directors

Any stockholder who wishes to contact our Board of Directors or an individual director may do so by writing to:  Board of Directors, Provident New York Bancorp, 400 Rella Boulevard, Montebello, New York 10901, Attention:  Chief Executive Officer or Corporate Secretary. The letter should indicate that the author is a stockholder of Provident New York Bancorp, and, if shares are not held of record, should include appropriate evidence of stock ownership. Communications are reviewed by the Corporate Secretary and are then distributed to the Board of Directors or the individual director, as appropriate, depending on the facts and circumstances outlined in the communications received. The Chief Executive Officer, however, may directly respond at his discretion. If appropriate, the Corporate Secretary may (1) handle an inquiry directly or (2) forward a communication for response by another employee of Provident New York Bancorp. A copy of any such communication and response is forwarded to the Board at the next available Board meeting. The Corporate Secretary has the authority not to forward a communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

Attendance at Annual Meetings of Stockholders

Provident New York Bancorp does not have a policy regarding director attendance at annual meetings of stockholders. All of our directors attended the prior fiscal year’s annual meeting of stockholders.

Compensation Discussion & Analysis

This Compensation Discussion & Analysis (“CD&A”) is intended to outline, among other things, Provident New York Bancorp’s (“Provident” or the “Company”) compensation philosophy, objectives and processes. It also sets out our method for decision-making regarding executive compensation and the data and reasoning behind the decisions that are made.

Compensation Philosophy & Guiding Principles

Provident’s executive compensation program is designed to attract, develop and retain experienced, high quality executive officers who are capable of maximizing long-term business performance for the benefit of our stockholders. The Executive Compensation Committee of Provident’s Board of Directors (the “Committee”) administers the total compensation program.

The Committee seeks to award executive officers with a total compensation package that is competitive and is aligned with the financial and non-financial business goals supporting Provident’s Brand Values and business strategy.

The executive total compensation program is designed to meet the following high-level objectives:

»	Enable the Company to attract and retain the talent needed to execute our business strategy and retain our position in a highly competitive community bank market.
»	Award a total compensation package that is based on performance and is competitive with our industry peers, but also reflects our structure and strategy.
»	Provide a significant portion of total compensation based on enhancing the Company’s performance relative to short and long-term goals.
»	Motivate and reward our executives for driving our success and providing value for our stockholders.

We accomplish these objectives through an integrated total compensation program, which includes the following components:

Component	Objective/Purpose		Target Positioning
Base Salary	»	Attract and retain qualified talent.	»	Salaries are targeted to be within the
	»	Provide competitive and fair base compensation		range of market median.
		to recognize executives’ roles, responsibilities,	»	Actual salaries and increases reflect
		contributions, experience and performance.		an executive’s performance,
	»	Represent fixed compensation that forms the		experience and pay level relative to
		basis of other compensation elements (such as		internal and external salary
		incentive pay).		relationships.

Annual Cash	»	Motivate and reward achievement of specific	»	Competitive awards when
Incentive		annual performance goals.		performance goals are achieved.
	»	Provide meaningful “pay-at-risk” that is re-	»	Above market awards for superior
		earned each year based on performance.		performance.
	»	Align total cash compensation and annual	»	Below market awards when
		performance.		performance goals are not achieved.

Equity	»	Reward executives for driving long-term growth,	»	Target awards competitive with
Compensation		profitability and stockholder value.		industry practice and norms.
	»	Align executives with stockholder interests with	»	The value of actual awards reflects
		stock options, which reward stock price		stock price appreciation.
appreciation.
	»	Grant restricted stock to help ensure executives
have an ownership/equity interest.
	»	Enable the Company to attract and retain talent.

Benefits and	»	Enable the Company to attract and retain	»	Competitive with industry practice.
Perquisites		qualified talent.
	»	Provide insurance and retirement security
benefits.
Employment	»	Protect the executive and the Company in the	»	Appropriate within industry
Agreements and		event of termination.		practice.
Severance/Change	»	Retain executives in the event of a change in
in Control Benefits		control.

Through the combination of these various compensation components, we believe the Company has an effective program, which balances multiple needs and related objectives.

The Committee reviews its philosophy and executive compensation practices annually for alignment with our strategic goals and desired objectives.

Role of the Executive Compensation Committee, Management, and the Compensation Consultant in the Executive Compensation Process

Role of the Executive Compensation Committee

The Committee is responsible for discharging the Board’s responsibilities concerning executive compensation. Four members of the Board, each of whom is independent, serve on the Committee. The Committee meets throughout the year, with five meetings held during fiscal year 2009. The Chairman of the Committee reports on Committee actions at Board meetings.

The Committee reviews all compensation components for Provident’s Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), and the other three most highly compensated executive officers (collectively, the “Named Executive Officers”). The components are reviewed by element and in the aggregate, including base salary, annual incentive, total cash compensation, long-term incentives/equity, total direct compensation, benefits and perquisites, and total compensation. In addition, the Committee reviews the pay-for-performance relationship and considers all elements in the aggregate as part of the executive’s total compensation package.

The Committee’s major duties and responsibilities are:

•	Administer and review compensation, benefit and perquisites programs.
•	Evaluate CEO performance and other senior executive officer performance.
•	Review all aspects of the CEO’s pay program; consider and approve CEO’s base salary.
•	Review all aspects of the pay programs of the senior executive officers who report to the CEO; consider and approve senior executive officer base salaries.
•	Award annual cash incentive payments to the CEO and other senior executive officers in accordance with the terms of the Executive Officer Incentive Plan.
•	Make recommendations to the Board with regard to incentive, equity and executive benefit plans.
•	Oversee Provident’s compliance with all regulations related to executive compensation.
•	Review and approve all severance and termination arrangements for senior executive officers.
•	Review and approve the CD&A.

The Committee has the authority to retain any advisors needed to perform its responsibilities. The Committee also routinely obtains advice and assistance from internal or external legal, human resource, accounting or other experts, advisors, or consultants, as it deems appropriate.

Role of Provident’s Management

Although the Committee and the Board are ultimately responsible for executive compensation, they obtain information and input from management in connection with their decisions.

Below is a summary of the role of Provident’s management in assessing and recommending executive compensation:

•	The CEO and other executive officers propose an annual business plan to be approved by the Board. The Plan forms the basis for the Committee to establish annual incentive targets.
•	The CEO provides a self-assessment of his performance to the Committee for review at the end of each year.
•	The CEO presents executive officer performance summaries and recommendations relating to executive officer compensation to the Committee for ultimate action by the Board.
•	The CEO and Director of Human Resources develop proposals relating to potential changes in compensation programs for review and action by the Committee.
•	The CEO and Director of Human Resources provide the Committee with data necessary to evaluate and implement compensation proposals and programs.
•	The Director of Human Resources provides data and information and serves as advisor to the Committee as needed.
•	The Director of Human Resources works with outside consultants to provide data and information related to the Committee’s needs and objectives.

Role of the Executive Compensation Consultant

The Committee has the authority to hire a compensation consultant and other advisors throughout the year for advice on executive compensation. The Committee has direct access to the consultant for issues that may be related to executive compensation and benefits. In addition to compensation consultants, the Committee has access to outside legal counsel or other experts as needed.

The compensation consultant, Pearl Meyer & Partners conducts periodic comprehensive total compensation studies as well as ongoing updates on market trends and best practices. The Committee requests and utilizes this information as needed to make informed decisions and develop review processes. The Committee periodically requests consultants and advisors to present findings or provide education regarding best practices and trends in the banking industry related to executive compensation. During the year, the Committee received advice regarding the structuring of long-term equity incentive plans and a general market update to further carry forward the study conducted in the Autumn of 2007. The Committee has used Pearl Meyer & Partners for the original study and for subsequent updates and advice.

The compensation consultant reports directly to the Committee. In the event that the Company seeks the expertise of the consulting firm for assistance with other issues not directly related to executive compensation, the Committee approves such activities.

Compensation Determinations

Compensation Benchmarking

As part of its analysis and decision making process, the Committee assesses competitive market compensation using a number of data sources. The primary data source used in setting a competitive market for the executive officers is the information publicly disclosed by a peer group of companies. The Committee’s consultant selects the peer group to reflect banks of similar asset size and region; the two factors that the Committee believes most directly influence executive compensation in community banks.

The peer group listed below was surveyed in detail in the Autumn of 2007.  The results of the survey along with general market updates were used in determining compensation decisions for base salaries in effect during the fiscal year ended September 30, 2009. The peer group is comprised of banks or savings associations in the Northeast with assets generally from $1.5 to $5 billion. The objective is to target Provident’s executive compensation at approximately the median of this group. The Committee did not conduct another detailed peer group review this year; instead the Committee received general market updates from its consultant in helping guide its decision for salaries effective January 2010.

Berkshire Hills Bancorp, Inc.	Lakeland Bancorp, Inc.
Brookline Bancorp, Inc.	Parkvale Financial Corporation
Community Bank System, Inc.	Partners Trust Financial Group, Inc.
Community Banks, Inc.	Sandy Spring Bancorp, Inc.
Dime Community Bancshares, Inc.	Signature Bank
Flushing Financial Corporation	State Bancorp, Inc.
Harleysville National Corporation	Sun Bancorp, Inc.
Hudson Valley Holding Corp.	TrustCo Bank Corp NY
Independent Bank Corp.	U.S.B. Holding Co., Inc.
KNBT Bancorp, Inc.	WSFS Financial Corporation

Community Banks, Inc., KNBT Bancorp, Inc., Partners Trust Financial Group, Inc., and U.S.B. Holding Co., Inc. subsequently have been acquired.

Proxy data comparisons are based on executives’ roles, rather than rank, to provide a better comparison.

The peer group of companies is reviewed periodically and may be changed depending on changes in the marketplace, acquisitions, divestitures and the business focus of Provident or comparable companies.

As a secondary source for cash compensation (base salary and incentive), the consultant also provides comparative data from other industry surveys and general industry databases. Data is selected that is intended to represent the asset size and region closest to Provident Bank. The consultant’s analysis reviews compensation elements individually and in the aggregate to provide more comprehensive information. This data forms the basis for developing total compensation targets and assessing the effectiveness of the programs.

Compensation Decision Process

In determining compensation for the CEO, the Committee considers its assessment of the CEO’s performance and overall Company performance. For all other senior executives, the Committee considers the overall Company performance and the CEO’s assessment of each executive officer’s performance.

The Committee considers many factors when making decisions about compensation including, but not limited to:

•	The Company’s total compensation philosophy and desired objectives.
•	The Company’s financial performance in terms of the attainment of both annual and long-term goals and objectives.
•	The relative appropriateness of each executive’s compensation compared to other executives and the CEO.
•	Overall total compensation and pay mix.
•	Individual performance, experience and the contributions of each executive.
•	Share ownership and alignment with stockholder interests.
•	Desire to manage fixed compensation expenses and focus on performance-based compensation.

The Committee reviews all aspects of compensation to ensure total compensation achieves its desired objectives. The mix of total compensation is designed to provide significant focus on performance incentives, both short-term and long-term. While the Committee does not specify a percentage of annual compensation that is based on short and long-term performance objectives, it reviews executives’ pay relative to the pay mix in the market and generally targets at least 50% of total compensation based on performance.

Compensation Elements

Provident’s total compensation program consists of four main components of compensation.

Base Salary

The purpose of base salary is to provide competitive and fair base salary that recognizes the executives’ roles, responsibilities, contributions, experience and performance. Base salary represents a fixed element of compensation that reflects executives’ long-term performance and market pay level for the executive’s roles and responsibilities. Base salaries are targeted to be competitive with the practices of comparable financial institutions in the region and are targeted to be within the range of market median. For fiscal year 2009, the Committee recommended to the Board each executive’s individual pay to reflect individual experience, expertise, performance, and contribution in the role. Beginning in March 2009, the Committee reviews and approves base salaries.

The Committee establishes base salary ranges annually based on the competitive analysis conducted by our consultant. The ranges not only reflect competitive market rates (a range around median of peer and survey data) for each role, but also the internal relationships of the executive team members. The market range allows the Committee discretion to target the median while recognizing each executive’s individual contributions, experience and performance.

Base salary increases effective January 2009 considered Provident’s annual merit budget for all employees, as well as each executive’s role and contribution to the Company. Due to the turbulent economic conditions in existence in December of 2008, the CEO requested that any decision to be made by the Committee for a determination of an increase in his annual salary be deferred until September 2009. The Committee agreed to this request. In September of 2009 the Committee reviewed the achievements of the CEO for fiscal year ending 2008 and approved a 5% increase. The CEO requested that the increase be limited to 4%, the same percentage that was awarded to the other Named Executive Officers; therefore his base salary was adjusted to $535,600 retroactive to January 1, 2009.

Other Executive Officers:  The Committee also reviews other executives’ compensation and determines salary increases considering performance feedback provided by the CEO, competitive market data, individual contribution and performance relative to individual and company-wide business and financial goals. Overall, the Committee recommended and the Board approved salary increases of 4.0%, effective January 1, 2009.

Annual Cash Incentive Compensation

An integral part of Provident’s total compensation program is the Executive Officer Incentive Plan. The plan is designed to reward executives for business achievements to the extent those achievements contribute measurably to Provident’s attainment of its business goals. The plan is designed to reward for overall Company performance, and does not consider individual contributions. This reflects our goal of creating an executive group that works together as a team for the overall good of the Company.

The plan measures Provident’s performance in five areas deemed essential to building and maintaining stockholder value, which are:

»	Balance Sheet Management
»	Market Share Growth
»	Stock Performance
»	Risk Management
»	Quality and Level of Earnings

As part of Provident’s business planning process, the Board of Directors approves an annual business plan at the beginning of each fiscal year. Based on the plan, the CEO provides the Committee with a summary of Company-wide goals and suggested weightings for each performance category. The Committee considers these recommendations and any other factors it deems relevant to determine the weightings for each performance category for the upcoming year. The Committee’s determination is reported to the Board of Directors. For the fiscal year ended September 30, 2009 the weightings were:

Balance Sheet Management	30%
Market Share Growth	5%
Stock Performance	10%
Risk Management	30%
Quality and Level of Earnings	25%

Incentive award targets as a percentage of base salary are reviewed and recommended by the Committee, and approved by the Board of Directors. The percentage target is set to reflect competitive awards for achieving specific performance goals. Actual awards vary based on performance and can range from 50% of target for satisfactory performance relative to performance goals, to 150% of target for outstanding performance.

The target incentive for the CEO in effect for 2009 was 50% of base salary, and was 30% of base salary for the other Named Executive Officers.

Evaluation of Performance

At the end of the year, the Committee reviews the Company’s performance relative to each of the performance categories and weights defined at the start of the plan year. Each category receives a rating with an associated numerical score:
unsatisfactory (1), marginally satisfactory (2), satisfactory (3), above satisfactory (4), or outstanding (5).

Each category’s numerical rating is multiplied by the weight to arrive at a “point score.”  The total of the point score is then translated to the following payout matrix to determine the incentive award:

Total Score	Payout Level

Less than 300	0%
300	50%	of Target Incentive
350	75%	of Target Incentive
400	100%	of Target Incentive
425	125%	of Target Incentive
450 or more	150%	of Target Incentive

A summary of the evaluation process, ratings and award payout as determined by the Committee for fiscal year 2009 performance follows.

Balance Sheet Management (30%)

This category includes measures of asset/liability management, capital management and loan and investment portfolio management. It also includes measures of results in meeting asset and liability targets and achieving appropriate returns. As a result, this category is often the most comprehensive reflection of management effectiveness in both financial decision making and business generation. Performance here, as in other categories, is measured in comparison to peers.

Assessment of 2009 performance:

Management, with the approval of the Board chose not to participate in the Capital Purchase Program under the Troubled Asset Relief Program. Management proved effective in deposit pricing as Provident’s cost of deposits places it in the 95th percentile of its peers. The Committee gave management credit for maintaining a high quality investment portfolio and taking advantage of gains during the year. The investment portfolio market value improved by $37 million dollars, of which $18 million was monetized. Management thereby improved and reduced exposure to prepayment risk, and improved regulatory capital. In recognition of the sound balance sheet structure, the Committee assigned a numerical rating of 4, above satisfactory.

Market Share Growth (5%)

Market share is an important expression of franchise value. The measurements in this category reflect both absolute and relative performance in maintaining or improving market share. While there are limitations in the data behind these measures, the Committee considers that the measures used (performance relative to peers, trends, and actual versus plan) are, generally, the best available for each category.

Assessment of 2009 performance:

The Committee noted that total deposits exceeded plan. Loans were below plan due to (1) conforming mortgage loan sales of $45 million, and (2) commercial loan originations below plan by $90 million. The Committee attributed lack of loan growth to weak market demand. The Committee also considered growth in Westchester to be successful. In light of the deposit growth and successful expansion into a new market, the Committee assigned a numerical rating of 4, above satisfactory.

Stock Performance (10%)

This category provides a number of measures of the performance of Provident’s stock over the course of the plan period. While absolute EPS growth is a key measure, this section also provides EPS measures in comparison to analyst expectations and peer group performance. These measures provide context for evaluating management effectiveness in improving market capitalization and are considered in the context of industry and stock market performance. The lower weight for this factor reflects the limited influence management has on stock price over the short term as well as our belief that stock performance incentives are better addressed through long-term incentives, restricted stock grants and stock options.

Assessment of 2009 performance:

The Committee noted the decline in the price per share of Provident’s common stock from $13.22 at September 30, 2008 to $9.55 at September 30, 2009, a negative total return of 26%. The Committee noted, however that comparable indices declined even more. The Committee further noted the earnings at 67 cents per share were at record levels in a difficult environment but were below analyst’s original expectations of 73 cents per share. The Committee assigned a numerical rating of 3, satisfactory.

Risk Management (30%)

Risk management is a discipline fundamental to all activities within the Company. This category measures management’s effectiveness across all risk categories. The measures reflect outside assessments of risk as well as internal evaluations.

Assessment of 2009 performance:

The Committee reviewed risk management in the following areas: liquidity, capital, interest rate risk, operational risk and credit risk. The Committee judged liquidity levels very strong and capital levels strong. However commercial charge offs in small business loans were less than acceptable. Also, the provisions for loan losses increased to $17.7 million from $7.2 million. Overall charge offs were $10.6 million and non- performing loans increased by 50% to 1.53% of loans; however, these ratings are still equal to or better than the Bank’s peer group. The Committee assigned a numerical rating of 3, satisfactory performance

Quality and Level of Earnings (25%)

This category measures not only absolute earnings levels, but also the consistency of those earnings and, as a result, their contribution to building franchise value. In stressing the quality of earnings, we reflect our belief that short-term tactics and unusual events do not necessarily contribute to building franchise value. Key performance measures in this category include net interest margin and core earnings from banking activities. Efficiency and productivity measures are also included in this category, reflecting management efforts to optimize resources while achieving appropriate overall returns. Core earnings are defined in this context as earnings achieved without giving effect to accounting changes and one-time events. Since broader economic issues affect performance, peer comparisons are also included to establish earnings performance relative to the industry.

Assessment of 2009 performance:

The Committee noted that the Company reported record earnings per share of 67 cents. Partially as a result of the recession economic activity in loans was lower than anticipated and refinance of existing residential mortgage loans persisted throughout fiscal 2009.  The efficiency ratio was 67%, higher than a plan of 61% and prior year performance of 63%. This increase was the result of net interest income lower than plan due to the recession. The Committee judged performance in this category to be between satisfactory and marginally satisfactory and assigned a score of 2.5 as a numerical rating.

Overall Incentive Award Determination

As a result of the rankings and weightings, the total score was 322.50. The score intervals and corresponding percentage of target are as follows:

Performance Category	Weight	Rating	Score
Quality and Level of earnings	25%	2.5	62.50
Balance Sheet Management	30%	4	120.00
Risk Management	30%	3	90.00
Stock Performance	10%	3	30.00
Market Share Growth	5%	4	20.00
Total			322.50

The score of 322.50 resulted in a cash incentive award of 62.50% of target.

The incentive target of base pay was 50% for the CEO and 30% for each of the other Named Executive Officers. Thus the CEO was awarded an incentive bonus of 31.25% of the average base salary in effect for the 2009 fiscal year, and each other Named Executive Officer received 18.75%.

Stock Based Compensation

Another key element of executive total compensation is the Company’s equity based plans, which are the Provident Bank 2000 Stock Option Plan (the “2000 Plan”) and the Provident Bancorp, Inc. 2004 Stock Incentive Plan (the “2004 Plan”), collectively referred to as “the Plans”. The purpose of the Plans is to provide long-term incentives that align executives with stockholder interests and the long-term interests of the Company. Stock is also a critical element to attract and retain highly qualified officers. Stock options align executives with stockholder interests by rewarding for stock price appreciation while restricted stock ensures an “ownership” interest.

The disinterested members of the Committee administer the Plans and are responsible for awarding any of three types of equity-linked awards to eligible individuals − stock options, stock appreciation rights and restricted stock in accordance with the terms of the Plans.

No awards were granted in fiscal year 2009 (except for the reload options granted in connection with the exercise of stock options through the tendering of previously acquired shares of Common Stock) under the terms of the 2000 Plan grants.  The awards granted in 2005 provide a five-year vesting period (20% per year) for stock options and a ten-year term. The Committee believes the 2005 awards continue to focus executives on stockholder interests and provide significant focus on the long-term performance of the Company. The Committee retains the ability to provide additional grants at its discretion within plan limits.

A reload option represents an additional option to acquire the same number of shares of Common Stock as is used to pay for the original option. A reload is subject to all of the same terms and conditions as the original option except that the exercise price of the shares of Common Stock subject to the reload option is determined at the time the original option is exercised. Otherwise, reload options conform to all provisions of the related stock option plan at the time the original option is exercised.

In 2009, in connection with the exercise of options through the tendering of previously acquired shares of Common Stock, the following reload options were granted: 61,822 to the Chief Executive Officer, George Strayton, and 10,070 to the Executive Vice President, Stephen G. Dormer.

Benefits

Provident sponsors a variety of benefit plans for all employees, in which the executives also participate. These benefits include the Provident Bank Employee Stock Ownership Plan, a 401(k) Plan, the Provident Bank Defined Benefit Pension Plan (for which benefit accruals have been frozen since September 30, 2006), life insurance, and health and welfare benefits.

Provident also provides certain executive benefits and perquisites that are designed to provide benefits to executives to address tax code limitations. Provident’s policy on benefits has been to provide benefits consistent with market practice.

Additional benefits and perquisites provided for executives include:

Supplemental Retirement Benefits

Provident provides certain executives with supplemental retirement benefits to make up for benefits that would otherwise be payable if specified tax code limitations did not apply.

Insurance

Provident provides certain executives with supplemental long-term disability insurance, long-term care insurance, and life insurance. The Committee believes that these insurance benefits are generally important to address market practices and attract and retain qualified employees.

Perquisites

Provident does not provide significant perquisites or personal benefits to its executives. Certain executives may receive use of a company automobile if the job requires. These perquisites are in keeping with customary practice and support our business goals.

Other Matters

Impact of Accounting and Tax on the Form of Compensation

The Committee takes into account the various tax and accounting implications of compensation and benefit vehicles utilized by the Company.

-
The Committee considers the impact of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 – Compensation – Stock Compensation, on Provident’s use of equity incentives. Provident expenses all grants in accordance with this requirement.

-
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the tax deduction for compensation paid to Named Executive Officers to $1,000,000. This deduction limitation does not apply to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and regulations promulgated thereunder, including certain performance-based compensation that has been approved by the stockholders. Our stockholders have approved the 2000 Plan and the 2004 Plan, which are designed to allow the deduction as an expense on behalf of the Company for income realized by the participant on the exercise of the stock options.

-
During the fiscal year ended September 30, 2009, the Company was unable to deduct for tax purposes $236,000 of compensation earned by Mr. Strayton during the fiscal year. The effect of the limitation of Section 162(m) is considered insignificant to date. See the “Summary Compensation Table”.

Adjustment or Recovery of Awards

Under Section 304 of The Sarbanes-Oxley Act of 2002, if Provident New York Bancorp is required to restate its financial statements due to material non-compliance with any financial reporting requirements based upon a judicial determination of misconduct, the CEO and the CFO must reimburse Provident for:

-	Any bonus or other incentive- based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document.
-	Any profits realized from the sale of securities of Provident securities during those 12 months.

Consideration of Prior Amounts Realized

In furtherance of Provident’s strategy of emphasizing rewards for future superior performance, prior compensation outcomes, including stock compensation gains, are generally not considered in setting future compensation levels.

Stock Ownership Guidelines

Provident does not currently have formal stock ownership guidelines in place, but does encourage executive officers to own shares by providing significant equity opportunities through stock options and restricted stock.

Employment Agreements

Provident provides employment agreements to all Named Executive Officers. For a discussion of their terms, see “Employment Agreements and Potential Payments upon Termination or a Change in Control.”

Executive Compensation Committee Report

The Executive Compensation Committee evaluates and establishes compensation for executive officers. Although management has the primary responsibility for Provident’s financial statements and reporting process, including the disclosure of the CD&A, the Committee has reviewed the CD&A with management and is satisfied it represents the philosophy, intent, and actions of the Committee with regard to executive compensation. We recommend to the Board of Directors that the CD&A be included in this proxy statement for filing with the Securities and Exchange Commission.

Burt Steinberg, Chair
Dennis L. Coyle
William F. Helmer
Donald T. McNelis

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Executive Compensation

The following table sets forth for the year ended September 30, 2009 certain information regarding total remuneration paid to our Chief Executive Officer, Chief Financial Officer, and to our other three most highly compensated executive officers. We refer to these executive officers as the “Named Executive Officers.”

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Non Qualified Deferred Compensation Earnings($) (h)	All Other Compensation ($) (i)	Total ($) (j)

George Strayton, President and CEO	2009	$550,654	-	$359,520	$226,293(1)	$172,080	$1,430	$156,318	$1,466,296
	2008	$504,231	-	$359,520	$232,550	$315,144	($36,829)	$229,614	$1,604,230
	2007	$468,750	-	$359,520	$302,049	$140,625	($63,139)	$239,167	$1,446,972

Daniel G. Rothstein, EVP General Counsel	2009	$273,189		$133,536	$36,960	$51,223	$75,386	$66,291	$636,586
	2008	$252,539	-	$133,536	$36,960	$94,702	$70,071	$97,067	$684,875
	2007	$241,625	-	$133,536	$36,960	$54,366	$55,678	$100,695	$622,860

Richard O. Jones, EVP Business Services	2009	$249,131		$25,680	$36,960	$46,712	$6,451	$48,076	$413,011
	2008	$230,308	-	$25,680	$36,960	$86,365	$7,925	$73,768	$461,006
	2007	$220,250	-	$25,680	$36,960	$49,556	$2,351	$85,526	$420,323

Stephen G. Dormer, EVP Strategic Planning	2009	$246,993		$115,560	$54,784(2)	$46,311	$18,591	$47,244	$529,484
	2008	$228,308	-	$115,560	$48,976	$85,615	$17,954	$72,425	$568,838
	2007	$218,250	-	$115,560	$36,960	$49,106	$15,396	$76,142	$511,414

Paul A. Maisch, EVP Chief Financial Officer	2009	$246,993		$71,904	$36,960	$46,311	$3,197	$48,723	$454,089
	2008	$228,308	-	$71,904	$64,460	$85,615	$13,501	$70,264	$534,052
	2007	$215,750	-	$71,904	$79,591	$48,544	$1,763	$71,368	$488,920

Footnotes:
(1)	Includes reload grants for Mr. Strayton expensed at the following: 29,832 at $1.96 and 31,990 at $1.78 in fiscal year 2009 in accordance with options issued under the plan.
(2)	Includes the reload grant of 10,070 shares for Mr. Dormer expensed at $1.77 in fiscal year 2009.

Column Notes:
(c)	The figures shown for salary represent amounts earned for the fiscal year. There were 27 bi-weekly pay periods for fiscal year 2009 and 26 bi-weekly pay periods for fiscal years 2007 and 2008.
(e)
Represents the compensation cost recognized for the fiscal year in connection with restricted stock of Provident granted to the Named Executive Officer, regardless of the year of grant and calculated in accordance with generally accepted accounting principles (GAAP) for financial statement purposes. The market value on the date of the grant was $12.84 per share. See Item 8 of Provident's Annual Report on Form 10-K for the year ended September 30, 2009 at page 92 for detail of valuation assumptions. This amount does not reflect the value of dividends paid on unvested restricted stock, which is included in the Summary Table under “All Other Compensation.”

(f)
Represents the compensation cost recognized for the fiscal year for options to purchase shares of Provident common stock outstanding to the Named Executive Officers, regardless of the year of grant and calculated in accordance with GAAP for financial statement purposes. The 2004 Stock Awards are expensed at the fair market value (FMV) of $3.08. See Item 8 of Provident's Annual Report on Form 10-K for the year ended September 30, 2009 at pages 93-94 for detail regarding restricted stock .

(g)
The figures shown for non-equity incentive plan compensation represent the amounts earned and paid for the fiscal year. The amounts earned expressed as a percent of 2009 salary were as follows: Mr. Strayton 31.25%, and Messrs. Rothstein, Dormer, Jones and Maisch, 18.75%.

(h)
Represents the actuarial change in the present value of the Named Executive Officer’s benefits under the Defined Benefit Pension Plan and the Supplemental Executive Retirement Plan. The value for Mr. Strayton also includes the change in value of his deferred compensation plan.

(i)
The amounts listed under the column entitled “All Other Compensation” in the “Summary Compensation Table” above include Provident’s contributions to the 401(k) plan, the ESOP, the SERP, the cost to Provident for certain group life, health and disability insurance, long term health care insurance, and dividends earned on restricted stock that are listed in the table below.

ALL OTHER COMPENSATION

Name	401(k) Plan ($)	Profit Sharing ($)	Employee Stock Ownership Plan ($)	Supplemental Executive Retirement Plan ($)	Disability Insurance ($)	Life Insurance ($)	Long-Term Care Insurance ($)	Restricted Stock Plan Dividends ($)	Perquisites ($) (1)	Total ($)

George Strayton	$7,350	$7,350	$5,765	$51,254	$21,846	$46,548	$6,126	$10,080	-	$156,319

Daniel G. Rothstein	$7,431	$7,431	$5,765	$10,429	$5,960	$18,870	$6,662	$3,744	-	$66,292

Richard O. Jones	$7,384	$7,384	$5,765	$7,602	$293	$15,087	$3,842	$720	-	$48,077

Stephen G. Dormer	$7,380	$7,380	$5,765	$7,470	$3,068	$8,027	$4,915	$3,240	-	$47,245

Paul A. Maisch	$7,380	$7,380	$5,765	$7,368	$777	$16,548	$1,490	$2,016	-	$48,724

(1)	Total perquisites for each of the named executive officers did not exceed $10,000.

Grants of Plan-Based Awards

The following table sets forth for the year ended September 30, 2009 certain information regarding non-equity incentive plan compensation for the Named Executive Officers.

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GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Options Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
George Strayton	-	$137,664	$275,327	$412,991	-	-	-	-	-	-	-
	3/19/2009	-	-	-	-	-	-	-	29,832	$8.95	$58,471
	5/6/2009	-	-	-	-	-	-	-	31,990	$8.25	$56,942

Daniel G. Rothstein	-	$40,978	$81,957	$122,935	-	-	-	-	-	-	-

Richard O. Jones	-	$37,370	$74,739	$112,109	-	-	-	-	-	-	-

Stephen G. Dormer	-	$37,049	$74,098	$111,147	-	-	-	-	-	-	-
	5/18/2009	-	-	-	-	-	-	-	10,070	$8.11	$17,824

Paul A. Maisch	-	$37,049	$74,098	$111,147	-	-	-	-	-	-	-

Column Notes:
(c – e)
All awards in the above table were potential annual cash bonus amounts payable pursuant to Provident’s Executive Officer Incentive Plan. The maximum cash incentive payment that could be earned for the year ended September 30, 2009 was an amount equal to 75% of base salary in the case of Mr. Strayton, and 45% for Messrs. Rothstein, Dormer, Jones and Maisch.

(c)	Threshold refers to the amount that would be paid if actual performance only met the minimum level set in the plan to be eligible for payment.
(d)	Target refers to the amount that would be paid if the actual performance met target levels.
(e)	Maximum refers to the maximum possible payment under the plan.
(i)
No stock options or shares of restricted stock were awarded in 2009 under Provident’s 2004 Plan. Under the 2004 Plan, the Executive Compensation Committee may grant awards of stock options, restricted stock and/or stock appreciation rights to certain key officers, employees and directors of the Company or its subsidiaries.

(j)	The values represent the reload grants under the 2000 plan.
(k)	The values represent the exercise price of the option awards.
(l)
The values represent the Black Scholes grant date fair value of each equity award computed in accordance with the FASB Accounting Standards Codification Topic 718 for financial statement purposes. See item 8 of Provident's Annual Report on Form 10-K for the year ended September 30, 2009 at pages 93-94 for detail of valuation assumption.

During the last fiscal year, no outstanding option or other equity-based award was re-priced or otherwise materially modified.

Executive Officer Incentive Plan

Please see CD&A section titled “Annual Cash Incentive Compensation” for a description of the material terms of the Executive Officer Incentive Plan.

2000 Stock Option Plan and 2004 Stock Incentive Plan

Provident’s stockholders approved the Provident Bank 2000 Stock Option Plan (the “2000 Plan”) in February 2000. A total of 1,712,640 shares of authorized but unissued common stock were reserved for issuance under the 2000 Plan, although Provident may also fund option exercises using treasury shares. Under the terms of the 2004 Stock Incentive Plan (the “2004 Plan”), a total of 1,997,300 shares of authorized but unissued common stock were reserved for issuance under the 2004 Plan. Under both plans, options have up to a ten-year term and may be either non-qualified stock options or incentive stock options. Reload options may be granted under the terms of the 2000 Plan and provide for the automatic grant of a new option at the then-current market price in exchange for each previously owned share tendered by an employee in a stock-for-stock exercise. Each option entitles the holder to purchase one share of common stock at an exercise price equal to the fair market value of the stock on the grant date. Employees who retire under circumstances in accordance with the terms of either the 2000 Plan or the 2004 Plan may be entitled to accelerate the vesting of individual awards. As of September 30, 2009, 6,000 shares were potentially subject to accelerated vesting.

Stock Awards and Stock Option Grants Outstanding

The following tables set forth information regarding stock awards and stock options outstanding at September 30, 2009, whether granted in 2009 or earlier.

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OUTSTANDING EQUITY AWARDS AT SEPTEMBER 30, 2009

	OPTION AWARDS						STOCK AWARDS

Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)		Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Equity Incentive Plan Awards: # of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock that have not Vested (#) (g)	Market Value of Shares or Units of Stock that have not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($) (j)

George Strayton	29,832	(4)	-	-	$8.95	2/22/2010	14,000	$133,700	-	-
	31,990	(4)	-	-	$8.25	2/22/2010	-	-	-	-
	9,417	(4)	-	-	$10.61	2/22/2010	-	-	-	-
	42,699	(4)	-	-	$13.76	2/22/2010	-	-	-	-
	20,466	(4)	-	-	$13.33	2/22/2010	-	-	-	-
	26,498	(4)	-	-	$12.58	2/22/2010	-	-	-	-
	28,955	(4)	-	-	$12.89	2/22/2010	-	-	-	-
	180,000	(1)	-	-	$12.84	3/10/2015	-	-	-	-

Daniel G . Rothstein	23,014	(4)	-	-	$6.54	2/22/2010	5,200	$49,660	-	-
	14,727	(4)	-	-	$11.04	2/22/2010	-	-	-	-
	60,000	(1)	-	-	$12.84	3/10/2015	-	-	-	-
			-	-
Richard O. Jones	60,000	(1)	-	-	$12.84	3/10/2015	1,000	$9,550	-	-

Stephen G. Dormer	14,362	(3)	-	-	$3.50	2/22/2010	4,500	$42,975	-	-
	8,837	(4)	-	-	$5.57	2/22/2010	-	-	-	-
	10,070	(4)	-	-	$8.11	2/22/2010	-	-	-	-
	4,925	(4)	-	-	$14.20	2/22/2010	-	-	-	-
	60,000	(1)	-	-	$12.84	3/10/2015	-	-	-	-
			-	-
Paul A. Maisch	45,314	(2)	-	-	$11.85	3/25/2014	2,800	$26,740	-	-
	60,000	(1)	-	-	$12.84	3/10/2015	-	-	-	-
	3,930	(4)	-	-	$15.66	3/25/2014	-	-	-	-

Footnotes:
(1)	Represents stock options granted pursuant to the Provident Bank 2004 Stock Incentive Plan vest in five equal annual installments commencing on March 10, 2005.
(2)	Represents stock options granted pursuant to the Provident Bancorp, Inc. 2000 Stock Incentive Plan vest in five equal annual installments commencing on March 24, 2004.
(3)	Represents stock options granted pursuant to the Provident Bancorp, Inc. 2000 Stock Incentive Plan vest in five equal annual installments commencing on February 22, 2000.
(4)
Represents the reload options received upon the exercise of stock options granted under the 2000 Stock Incentive Plan when previously owned shares of common stock were utilized to pay the option exercise price.

Column Notes:
(g)
Stock award granted pursuant to the Provident Bancorp, Inc. 2004 Stock Incentive Plan. The shares vested 10% on September 30, 2005, 20% on each of September 30, 2006, September 30, 2007, September 30, 2008 and September 30, 2009, and 10% scheduled to vest on March 31, 2010.

(h)	Based on the Company's closing stock price on September 30, 2009 ($9.55).

The following table presents options exercised and vesting of stock awards in 2009 for Named Executive Officers:

OPTION EXERCISES AND STOCK VESTED FOR THE YEAR ENDED SEPTEMBER 30, 2009

	Option Awards		Stock Awards

Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)

George Strayton	50,000	$272,637(1)	28,000	$267,400
	50,000	$237,640(2)

Daniel G. Rothstein			10,400	$99,320
Richard O. Jones			2,000	$19,100
Stephen G. Dormer	23,355	$107,734(3)	9,000	$85,950
Paul A. Maisch			5,600	$53,480

Footnotes:
(1)	For new shares acquired @ $8.95 by exercising 50,000 shares, at a grant price of $3.50, by an exchange of 19,536 previously owned shares.
(2)	For new shares acquired @ $8.25 by exercising 50,000 shares, at a grant price of $3.50, by exchange of 21,194 previously owned shares.
(3)	For new shares acquired @ $8.11 by exercising 23,355 shares, at a grant price of $3.50, by an exchange of 10,070 previously owned shares.

Column Note:
(e)	Calculated by multiplying the number of vested shares times the market price per share ($9.55) on 9/30/09, the date of vesting.

Provident Bank Defined Benefit Pension Plan

The Defined Benefit Plan is a tax-qualified defined benefit pension plan. The plan was frozen to new participants effective September 30, 2006, and no additional benefit accruals have been earned under the plan since that date.

The normal retirement benefit is a single life annuity (with amounts payable to a participant during the participant’s lifetime only) or, for a married participant, a joint and survivor annuity (where, upon the participant’s death, the participant’s spouse is entitled to receive, for the remainder of the spouse’s lifetime, a benefit equal to 50% of the amount paid during the participant’s lifetime). Benefits may be paid in various other annuity forms or, if a participant has completed 20 years of service and has attained age 55 or greater, as a lump sum. Under the Defined Benefit Plan, normal retirement age is the later of a participant’s 65th birthday or the fifth anniversary of the participant’s participation in the plan.

The normal retirement benefit is payable monthly and calculated, effective October 1, 1994, as an amount equal (on an annualized basis) to the sum of (A) 1.6% of a participant’s “average annual compensation” multiplied by the participant’s years of service (up to 35 years), and (B) 0.5% of the amount by which a participant’s average annual compensation exceeds “covered compensation” (the average of the taxable wage base for the 35 calendar years preceding the participant’s social security retirement age), multiplied by a participant’s years of service (up to 35 years). If a participant would be entitled to a greater amount under a method for calculating normal retirement benefits in effect prior to October 1, 1994, however, then the prior method of calculation will apply instead. The amount of the annual benefit that may be accrued by a participant under the Defined Benefit Plan is subject to a cap imposed under the Internal Revenue Code (“Code”).

A participant’s “average annual compensation” is generally the average of the participant’s annual compensation over the five consecutive calendar years (out of the last ten) in which his or her compensation was the highest. Compensation earned after December 31, 2006 is disregarded, however. A participant’s “compensation” includes wages and salary, but excludes commissions and bonuses where paid to a participant with a title of vice president or higher. The amount of annual compensation that may be taken into account for purposes of calculating benefits is subject to a cap under Code Section 401(a)(17), which was $210,000 in 2005.

Employees with ten years of service may retire as early as age 55, but generally with a reduction from normal retirement benefits. Benefits will not be reduced, however, for a participant who is 62 or older and has completed at least 20 years of service.

As of September 30, 2009, Messrs. Strayton, Rothstein and Dormer are ages 66, 62 and 59 and have been credited with 27, 27 and 15 years of service, respectively. Thus, they are eligible to retire under the early retirement benefit provisions of the Defined Benefit Plan. In the case of Mr. Strayton, he is eligible for normal retirement benefits. In the case of Mr. Rothstein his benefits upon retirement will not be reduced if he retires prior to age 65.

For purposes of determining eligibility for early retirement benefits under the Defined Benefit Plan, a participant is credited with a year of eligibility service for each year in which a participant has performed at least 1,000 hours of eligibility service. Provident does not have a standing policy regarding service credit for employment under acquired companies whose plans were merged into the Defined Benefit Plan. Provident’s practice has been not to grant such credit. Benefits accrued under the plans of those prior employers are generally determined in accordance with the terms of those prior plans. However for purposes of plan participation, early retirement eligibility and vesting credit is given for years of service under employment of acquired companies. None of the Named Executive Officers has received any extra credit under the Defined Benefit Plan for service to employers other than Provident Bank.

Provident contributes each year to the Defined Benefit Plan an amount that is at least equal to the actuarially determined minimum funding requirements in accordance with ERISA and the Code. Provident contributed $5,150,000 for the plan year ended September 30, 2009.

Pension Benefits

The following table sets forth information regarding the actuarial present value of benefits accrued by the Named Executive Officers under the Provident Bank Defined Benefit Pension Plan (the “Defined Benefit Plan”) and the defined benefit portion of Provident Bank’s Supplemental Executive Retirement Plan (the “SERP”) as of September 30, 2009.

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PENSION BENEFITS FISCAL YEAR 2009

Name (a)	Plan (b)	Number of Years of Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)(1)	Payments During the Last Fiscal Year ($) (e)

George Strayton	Defined Benefit Plan	27	$990,647	0

	SERP	27	$1,050,674	0

Daniel G. Rothstein	Defined Benefit Plan	27	$954,066	0

	SERP	27	$40,409	0

Stephen G. Dormer	Defined Benefit Plan	15	$271,886	0

Richard O. Jones	Defined Benefit Plan	5	$50,318	0

Paul A. Maisch	Defined Benefit Plan	6	$43,647	0

(1)	For purposes of calculating the present value of the Named Executive Officer’s accrued benefits, the following valuation methodology and assumptions were used:
•	Mortality table: 1983 Group Annuitant Mortality table for males and the 1983 Group Annuitant Mortality table for females.
•	Discount rate = 7%

Nonqualified Deferred Compensation For Named Executive Officers

Provident maintains the SERP, a non-qualified supplemental retirement benefits plan. The purpose of the SERP is to make up for benefits that would otherwise be payable under the Defined Benefit Plan, the Provident Bank 401(k) Plan and the Provident Bank Employee Stock Ownership Plan if the Code limitations did not apply.  At the end of 2008, the SERP was split into two plans − the 1995 Supplemental Executive Retirement Plan (the “1995 SERP”) and the 2005 Supplemental Executive Retirement Plan (the “2005 SERP”) − in order to facilitate compliance with certain tax law requirements under Section 409A of the Code.   The 1995 SERP covers benefits accrued by participants through December 31, 2004, while the 2005 SERP covers benefits accruing after that time.

A participant in the SERP who has accrued benefits in the Defined Benefit Plan is eligible for a retirement benefit (a “supplemental retirement benefit”) generally equal to the difference between (a) the annual benefit the executive would have received under the Defined Benefit Plan if the amount of benefits were computed without giving effect to the limitations under the Code and (b) the annual benefit actually payable to the executive under the terms of the Defined Benefit Plan. For purposes of calculating a participant’s supplemental retirement benefit, any compensation or fees deferred by the participant as an officer or director of Provident is counted as the participant’s compensation for the year to which the deferred compensation or fees relate.

Unless otherwise elected by a participant, supplemental retirement benefits accrued under the 1995 SERP generally are payable at the same time and in the same benefit form as the participant’s benefit under the Defined Benefit Plan is payable.  A participant’s accrued supplemental retirement benefits under the 2005 SERP are generally payable following a participant’s separation from service (unless otherwise elected by the participant) in the form elected by the participant. For “specified employees” under Code Section 409A, however, payments due under the 2005 SERP upon a separation from service cannot be made before the date that is six months following separation from service and must be delayed until then.  Each of the Named Executive Officers is a specified employee under Code Section 409A.

A participant’s supplemental retirement benefit under the 2005 SERP is adjusted for hypothetical earnings if the participant elects to receive his or her benefit in installments, and does not begin to be adjusted until the date that the first installment of the benefit is paid.  For periods after January 1, 2009, the benefits are adjusted for deemed earnings at a “default rate” (the rate earned in a money market fund designated by the committee administering the plan), or, if elected by a participant, based on one or more hypothetical investments in investment options authorized by the committee.  For periods after January 1, 2009, those hypothetical investment options consisted of short-term fixed income, balanced asset allocation, large U.S. equity, small/mid U.S. equity, international equity, and Provident Bank certificates of deposit.  All participants currently have elected CDs with interest rates in the range of 2.469% to 2.956%.

The SERP also provides for “supplemental 401(k) benefits” and “supplemental ESOP benefits” to compensate executives for benefits that would otherwise be payable due to Code limitations under the Provident Bank Retirement Savings Plan (the “401(k) Plan”) and the Provident Bank Employee Stock Ownership Plan (the “ESOP”).  For purposes of calculating a participant’s supplemental 401(k) benefit, any compensation or fees deferred by the participant as an officer or director of Provident is counted as the participant’s compensation for the year to which the deferred compensation or fees relate.  In the case of supplemental 401(k) benefits, and supplemental ESOP benefits under the 2005 SERP, amounts are payable only to the same extent that a participant is vested in his or her benefits under the 401(k) plan or ESOP (as applicable).

Supplemental 401(k) benefits accrued under the 1995 SERP generally are paid in ten annual installments following separation from service (unless otherwise elected by the participant).  Supplemental ESOP benefits accrued under the 1995 SERP are paid at the same time and in the same benefit form as the participant’s benefit under the ESOP.  The time and form of payment of supplemental 401(k) benefits and supplemental ESOP benefits accrued under the 2005 SERP are generally determined in the same manner as described above for supplemental retirement benefits accrued under the 2005 SERP.

Amounts accrued as supplemental 401(k) benefits and supplemental ESOP benefits (whether under the 1995 SERP or 2005 SERP) are adjusted for deemed earnings in the same manner as described above with respect to supplemental retirement benefits accrued under the 2005 SERP (except that supplemental 401(k) benefits and supplemental ESOP benefits are adjusted for deemed earnings as they accrue, without regard to form of payment).

Supplemental benefits under the SERP, including the supplemental retirement benefits described under “Pension Benefits”, are generally paid in cash. All obligations arising under the SERP, including the supplemental retirement benefits described under “Pension Benefits”, are payable from the general assets of Provident, although Provident has established a rabbi trust to help pay benefits under the SERP. The assets of the trust are at all times subject to the claims of Provident’s general creditors.  It is Provident’s current policy not to fund the rabbi trust with Company common stock.

All obligations arising under the SERP, including the supplemental retirement benefits described under “Pension Benefits”, are payable from the general assets of Provident, although Provident has established a rabbi trust to help pay benefits under the SERP. The assets of the trust are at all times subject to the claims of Provident’s general creditors.

The following table sets forth information regarding amounts accrued by the Named Executive Officers as of September 30, 2009 under each defined contribution or other plan of Provident that provides for the deferral of compensation on a non tax-qualified basis.

NON-QUALIFIED DEFERRED COMPENSATION FISCAL YEAR 2009

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
George Strayton	$-	$51,254	$23,235	$-	$1,411,128(1)
Daniel G. Rothstein	$-	$10,429	$5,353	$-	$169,742
Richard O. Jones	$-	$7,602	$501	$-	$20,307
Stephen G. Dormer	$-	$7,470	$2,188	$-	$70,438
Paul A. Maisch	$-	$7,368	$516	$-	$18,492

Footnote:
(1)  For Mr. Strayton, the amount also includes a balance of $581,379 held in the Director's Deferred Compensation Plan.
Column Notes:

(c)  Amounts in this column are included in the All Other Compensation table, under “Supplemental Executive Retirement Plan”.
(d)  Amounts in this column do not reflect an above-market rate.

Employment Agreements and Potential Payments upon Termination or Change in Control

We provide employment agreements to each of the Named Executive Officers. At September 30, 2009, the agreements had an initial term of three years (for Messrs. Strayton and Rothstein), two years for Messrs. Dormer, Maisch, and Jones. The agreements automatically renew daily unless notice is provided. If notice of non-renewal is provided, then the term of the agreement continues until the scheduled expiration date, unless an earlier termination date is agreed upon. The agreements automatically end on the last day of the calendar month in which Mr. Strayton reaches age 68 and Messrs. Rothstein, Dormer, Maisch and Jones reach age 65.

Under the agreements, each Named Executive Officer receives a base salary. The base salary is reviewed at least annually and may be increased, but not decreased without the executive’s prior written consent. For each calendar year beginning after a change in control (as defined below) of Provident Bank or Provident New York Bancorp, the Named Executive Officers’ annual salaries will be increased by a formula set forth in the agreements.

In addition to an annual salary, each Named Executive Officer is entitled to participate in the Company’s bonus and incentive compensation programs, equity compensation programs, retirement plans, and group life, health, dental and disability plans. Additionally, Mr. Strayton is entitled to reimbursement for membership in certain clubs, and is provided with an automobile. During fiscal year 2008, Mr. Strayton discontinued using a Company owned automobile and elected to not be reimbursed for membership in certain clubs. Gross up provisions for “excess parachute payments” under Internal Revenue Code Section 280G are provided for Messrs. Strayton and Rothstein only.

Pursuant to their employment agreements, Provident may terminate the Named Executive Officers’ employment at any time for “cause,” in which event the executives would have no right to receive compensation or other benefits for any period after termination. Termination for “cause” may occur when an executive performs dishonest acts intended to benefit the executive personally, repeatedly fails to perform his duties and responsibilities, or is convicted of a serious crime.

In certain circumstances, the Named Executive Officers are entitled to severance pay. These circumstances include: (1) the executive’s voluntary resignation within one year following a demotion in title or duties, notice of non-renewal (in the case of Mr. Strayton only) or change in control; (2) Provident’s termination of employment for any reason other than for cause; or (3) total and permanent disability.

The definition of change in control differs depending on whether or not payment under the agreement is deferred compensation subject to Code Section 409A.

When payments are not subject to Code Section 409A, a change in control includes:

•	a change in control of a nature that would be required to be reported in response to Item 5.01(a) of the current report on Form 8-K; or
•	a change in control of the Bank or the Company within the meaning of the Home Owners’ Loan Act, as amended, and applicable rules and regulations promulgated thereunder; or
•
certain other events involving the acquisition or potential acquisition of substantial amounts of the Company’s stock, significant changes in the composition of the Board, or events relating to fundamental changes where the Company is not the surviving institution.

Where the payments are subject to the deferred compensation restrictions under Code Section 409A, a change in control includes:

•	a change in the ownership of Provident Bank or the Company;
•	a change in the effective control of Provident Bank or the Company; or
•	a change in the ownership of a substantial portion of the assets of Provident Bank or the Company.

Under any of those circumstances, the executive’s severance package includes:

•	a lump sum payment of the executive’s present value of salary for the remaining unexpired term of agreement (for three years in the event of a change in control) offset by any disability payments;

•	continuation of life, health and disability insurance benefits for the remaining unexpired term of agreement (for three years in the event of a change in control);
•	continued health insurance for the executive and spouse for their remaining lifetimes (Mr. Strayton only);
•	payments relating to Provident Bank’s Defined Benefit Pension Plan, 401(k) Plan, Employee Stock Ownership Plan and Supplemental Executive Retirement Plan;
•
a lump sum payment calculated by multiplying the average of prior years’ incentive compensation earned by a specified number (Messrs. Strayton and Rothstein are entitled to lump sum payments equal to three times the average of the prior three years’ incentive compensation earned; Messrs. Dormer, Maisch and Jones are entitled to lump sum payment equal to two times the average of the prior two years’ incentive compensation earned);

•
vesting of stock options in accordance with the terms of the plan under which they were granted, except if employment follows a change in control, then all stock or stock-based awards will be fully vested; and

•
reimbursement in the event the executive is subject to an excise tax on payments made under the agreement in connection with a change in control or if severance benefits are reduced due to any regulatory restrictions (Messrs. Strayton and Rothstein only).

Legal restrictions may limit or delay the payment of severance benefits under the agreements.

In the event that the Named Executive Officer’s employment terminates on account of death, voluntary resignation without good reason, or retirement, Provident must pay the executive his earned but unpaid salary as of the date of termination, and provide benefits to which he is entitled as a former employee under Provident’s employee benefit plans and programs and compensation plans and programs.

Each agreement provides that, for a period of one year following the date of his termination of employment, the Named Executive Officer shall not compete with Provident Bank nor shall he solicit any customer or employee to cause them to terminate any relationship with Provident Bank or the Company. In the event of a change in control, the non-compete provision does not apply. These provisions can be waived with the written consent of the Company. Additionally, the agreements provide that the Named Executive Officers must reasonably cooperate with Provident in the event that litigation is brought against Provident or its subsidiaries (provided that the litigation is not between the executive and Provident). No duration is specified for the cooperation provision. All payments and benefits to the Named Executive Officers are subject to their compliance with these non-solicitation, non-competition, and cooperation provisions of their employment agreements.

The amounts payable by Provident to each executive officer in the event of termination, death or disability, or retirement, are set out in the following chart assuming the event occurred on September 28, 2009.

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GEORGE STRAYTON, PRESIDENT AND CEO

Event (a)	Base Salary ($) (b)	Incentive Compensation ($) (c)	Early Vesting of Stock Awards ($) (d)	Early Vesting of Stock Options ($) (e)	ESOP ($) (f)	401k ($) (g)	SERP ($) (h)	Medical ($) (i)	Exec Life ($) (j)	Estimated Gross up Excise Tax Payment (k)	Total ($) (l)

Termination - Change in Control	$1,783,662	$627,849	$133,700	$0	$17,072	$43,534	$151,789	$163,398	$167,573	-	$3,088,577

Termination With Bank Liability / Disability	$1,586,175	$627,849	$133,700	$0	$17,072	$43,534	$151,789	$163,398	$167,573	-	$2,891,090

Termination Without Bank Liability - For Cause or Voluntary Resignation	-	-	-	-	-	-	-	-	-	-	$0

Death	-	-	$133,700	$0	-	-	-	-	-	-	$133,700

Retirement	-	-	$133,700	$0	-	-	-	-	-	-	$133,700

OTHER EXECUTIVE OFFICERS

Event (a)	Base Salary ($) (b)	Incentive Compensation ($) (c)	Early Vesting of Stock Awards ($) (d)	Early Vesting of Stock Options ($) (e)	ESOP ($) (f)	401k ($) (g)	SERP ($) (h)	Medical ($) (i)	Exec Life ($) (j)	Estimated Gross up Excise Tax Payment (k)	Total ($) (l)
Termination - Change in Control

Daniel G. Rothstein	$884,904	$200,291	$49,660	$0	$17,072	$43,534	$30,885	$16,903	$65,102	$617,969	$1,926,320
Richard O. Jones	$806,977	$133,077	$9,550	$0	$17,072	$43,058	$22,512	$44,189	$45,261	-	$1,121,696
Stephen G. Dormer	$800,051	$131,926	$42,975	$0	$17,072	$42,688	$22,122	$44,189	$27,693	-	$1,128,716
Paul A. Maisch	$800,051	$131,926	$26,740	$0	$17,072	$42,688	$21,820	$44,189	$57,091	-	$1,141,577

Termination With Bank Liability / Disability
Daniel G. Rothstein	$786,928	$200,291	$49,660	$0	$17,072	$43,534	$30,885	$16,903	$65,102	-	$1,210,375
Richard O. Jones	$480,425	$133,077	$0	$0	$11,429	$28,826	$15,071	$28,035	$30,174	-	$727,037
Stephen G. Dormer	$476,301	$131,926	$42,975	$0	$11,429	$28,578	$14,810	$28,035	$18,462	-	$752,516
Paul A. Maisch	$476,301	$131,926	$0	$0	$11,429	$28,578	$14,607	$28,035	$38,060	-	$728,936

Termination Without Bank Liability - For Cause or Voluntary Resignation	-	-	-	-	-	-	-	-	-	-	$0

Death
Daniel G. Rothstein	-	-	$49,660	$0	-	-	-	-	-	-	$49,660
Richard O. Jones	-	-	$9,550	$0	-	-	-	-	-	-	$9,550
Stephen G. Dormer	-	-	$42,975	$0	-	-	-	-	-	-	$42,975
Paul A. Maisch	-	-	$26,740	$0	-	-	-	-	-	-	$26,740

Retirement
Daniel G. Rothstein	-	-	$49,660	$0	-	-	-	-	-	-	$49,660
Richard O. Jones	-	-	$0	$0	-	-	-	-	-	-	$0
Stephen G. Dormer	-	-	$42,975	$0	-	-	-	-	-	-	$42,975
Paul A. Maisch	-	-	$0	$0	-	-	-	-	-	-	$0

Column Notes:
a)	Termination with Bank Liability/Disability refers to a termination other than a Change in Control with bank liability or in the event of the disability of the employee.
b)
The amount represents the present value of base salary at a 0.84% discount rate that the officers would have earned for 24 - 36 months, pursuant to each executive's employment agreement under a Change in Control or termination with bank liability/disability. For Mr. Strayton and Mr. Rothstein, the value represents 36 months. For Mr. Jones, Mr. Dormer and Mr. Maisch, the value represents 36 months for Change in Control and 24 months for termination with bank liability/disability, pursuant to their agreements. Salary increase amounts of 6% per year have been included as part of the calculation for Change in Control for each executive.

c)
For Mr. Strayton and Mr. Rothstein, the value represents the lump sum amount equal to three times the average of the prior three years' bonus amounts earned under the incentive plan pursuant to their employment agreements. For Jones, Mr. Dormer and Mr. Maisch, the value is based on a lump sum amount equal to two times the average of the prior two years' bonus amounts earned.

d)
All outstanding unvested shares of restricted stock would become vested pursuant to the plan upon (i) Change in Control and (ii)       death or disability and (iii) upon retirement, except for Mr. Jones and Mr. Maisch, who will not be eligible for early vesting under      retirement. The amount shown represents the value of the unvested restricted stock award held by the executive based on the closing stock price on 9/30/2009 of $9.55 per share. Under Termination with Bank Liability, there is no early vesting in stock options or stock awards. However, Mr. Strayton, Mr. Rothstein, and Mr. Dormer are eligible for early vesting in Stock Awards and Options under retirement.

e)
All outstanding unvested stock options would become vested pursuant to the plan upon Change in Control. In the event of death,      disability or retirement, the portion of the stock scheduled to vest in the calendar year of termination and in the following calendar year, will be immediately vested. Mr. Jones and Mr. Maisch will not be eligible for early vesting under retirement. The amount represents the "in the money" value of the options based on the closing stock price on 9/30/2009 of $9.55. Under Termination with Bank Liability, there is no early vesting in stock options or stock awards. However, Mr. Strayton, Mr. Rothstein, and Mr. Dormer are eligible for early vesting in Stock Awards and Options under retirement. As of 3/10/2009, all stock options granted are vested.

f)
The amount represents the present value of ESOP contributions that the officers would have earned for 24 - 36 months under a       Change of Control or termination with bank liability/disability. For Mr. Strayton and Mr. Rothstein, the value represents 36 months. For Mr. Jones, Mr. Dormer, and Mr. Maisch, the value represents 36 months for a Change in Control and 24 months for termination with bank liability/disability.

g)
The amount represents the present value of 401(k) match and profit sharing contributions that the officers would have earned for 24 - 36 months under a Change of Control or termination with bank liability/disability. For Mr. Strayton and Mr. Rothstein, the value represents 36 months. For Mr. Jones, Mr. Dormer and Mr. Maisch, the value represents 36 months for a Change in Control and 24 months for termination with bank liability/disability.

h)
The amount represents a present value of the lump sum SERP contributions that the officers would have earned for 24 - 36 months under a Change of Control or termination with bank liability/disability. For Mr. Strayton and Mr. Rothstein, the value represents 3 times the amount received for the year ended 9/30/2009. For Mr. Jones, Mr. Dormer and Mr. Maisch, the value represents 3 times the amount received for the year ended 9/30/2009 under a Change in Control and 2 times the amount received for the year ended 9/30/2009 under termination with bank liability/disability.

i)
The amount represents 12-36 months of medical group health coverage with premiums shared by the bank and the executive. The executive is responsible for 30% of the premium. Premium cost increases of 10% per year have been included. The amount for Mr. Strayton and Mr. Rothstein represents 36 months. For Mr. Strayton, the amount also includes the value of the employer paid portion for the lifetime medical insurance for him and his spouse, assuming 25 year life expectancy. The amount for Mr. Jones, Mr. Dormer and Mr. Maisch represents 36 months under Change in Control and 24 months for termination with bank liability/disability.

j)
The amounts represent 24 -36 months of executive life insurance coverage. Premium cost increases of 10% per year have been included. The amounts for Mr. Strayton and Mr. Rothstein represent 36 months. The amounts for Mr. Jones, Mr. Dormer and Mr. Maisch represent 36 months under Change in Control and 24 months for termination with bank liability/disability.

k)
This payment may be subject to the Code’s golden parachute rules. Under those rules, to the extent that severance and other payments treated as being made in connection with a Change of Control equal or exceed three times an executive’s “base amount” (generally, the executive’s average Form W-2 compensation over the  past five years), amounts in excess of one times the executive’s base amount generally are “excess parachute payments.”  Excess parachute payments are subject to a 20% Federal excise tax and are also not deductible by the employer. The employment agreements in effect for Mr. Strayton and Mr. Rothstein provide that Provident New York Bancorp will indemnify the executives for the 20% Federal excise tax. At September 30, 2009, potential payments to Mr. Strayton in connection with a Change in Control would not have reached the “three times” threshold under the Code’s golden parachute rules.

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Compensation of Directors

DIRECTOR COMPENSATION
FISCAL YEAR 2009

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Values and Non Qualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)

William Helmer - Chairman	$112,250	$80,635	$40,003(1)	-	-	$2,261	$235,149

Dennis Coyle	$59,250	$80,635	$28,398	-	-	$2,261	$170,544

Judith Hershaft	$43,000	$43,656	$28,398	-	-	$1,224	$116,278

Thomas Jauntig	$46,000	$43,656	$51,632(2)	-	-	$1,224	$142,512

Thomas Kahn	$42,000	-	$28,398	-	-	-	$70,398

Michael Kennedy	$52,750	-	$28,398	-	-	-	$81,148

Victoria Kossover	$41,500	-	$28,398	-	-	-	$69,898

Donald McNelis	$41,000	$80,635	$28,398	-	-	$2,261	$152,294

Richard Nozell	$43,000	$80,635	$28,398	-	-	$2,261	$154,294

Carl Rosenstock	$49,750	-	$28,398	-	-	-	$78,148

William Sichol	$41,000	$80,635	$28,398	-	-	$2,261	$152,294

Burt Steinberg	$48,500	$43,656	$28,398	-	-	$1,224	$121,778

Footnotes:
(1)	Includes the reload grant of 5,024 expensed at the Black Scholes value of $2.31 from the exercise of 15,000 shares for Mr. Helmer.
(2)
Includes the reload grants of 4,367 shares expensed at the Black Scholes value of $2.67 from the exercise of 15,000 shares and grant of 4,593 shares expensed at the Black Scholes value of $2.52 from the exercise of another 15,000 shares for Mr. Jauntig.

Column Notes:
(c)
Represents the compensation cost recognized for the fiscal year in connection with restricted stock of Provident Bank granted to the director, regardless of the year of grant and calculated in accordance with GAAP for the financial statement purposes. The market value on the date of the grant was $12.84 per share. See Item 8 of Provident's Annual Report on Form 10-K for the year ended September 30, 2009 at page 92 for detail of valuation assumptions.

(d)
Represents the compensation cost recognized for the fiscal year for options to purchase shares of Provident common stock outstanding, regardless of the year of grant and calculated in accordance with GAAP for financial statement purposes. The 2004 Stock Awards are expensed at the fair market value (FMV) of $3.08. See Item 8 of Provident's Annual Report on Form 10-K for the year ended September 30, 2009 at pages 93-94 for detail regarding stock options.

(g)	Dividends paid during fiscal year 2009 on unvested shares of restricted stock.

The following table represents the outstanding equity awards and options for each director as of fiscal year end September 30, 2009:

OUTSTANDING EQUITY AWARDS AND OPTIONS AS OF FISCAL YEAR 2009

	Option Awards	Stock Awards (RRPs)

Name	Underlying Unexercised Options (#)	Number of Shares of Stock that have not Vested (#)

William Helmer - Chairman	74,125	3,140
Dennis Coyle	64,133	3,140
Judith Hershaft	94,855	1,700
Thomas Jauntig	73,815	1,700
Thomas Kahn	46,100	-
Michael Kennedy	46,100	-
Victoria Kossover	46,100	-
Donald McNelis	69,088	3,140
Richard Nozell	59,855	3,140
Carl Rosenstock	46,100	-
William Sichol	67,118	3,140
Burt Steinberg	62,845	1,700

Director Compensation

Fees. Directors of Provident Bank receive an annual retainer fee of $24,000. Chairman Helmer receives a retainer fee of $80,000. Directors also receive a fee of $1,000 per board meeting attended and $500 per committee meeting attended. The chairman of each committee (with the exception of Chairman Helmer) receives an additional $2,000 per year. Directors who are also employees of the Company are not eligible to receive any fees for their service as a Director.

Stock Awards and Stock Option Grants. In 2009, no shares of Common Stock were awarded or stock options were granted to Directors, except for reload options granted in connection with the exercise of stock options through the tendering of previously acquired shared of Common Stock. A reload option represents an additional option to acquire the same number of shares of Common Stock as us used to pay for the original option. A reload is subject to all of the same terms and conditions as the original option except that (i) the exercise price of the shares of Common Stock subject to the reload option is determined at the time the original option is exercised and (ii) such reload option conforms to all provisions of the related stock option plan at the time the original option is exercised.

In 2009, in connection with the exercise of options through the tendering of previously acquired shares of Common Stock, the following reload options were granted: 5,024 to William Helmer, Chairman of the Board, and 8,960 to Thomas Jauntig Jr, Director.

Deferred Compensation Agreements. Provident has entered into non-qualified deferred compensation agreements for the benefit of each of its Directors who elect to defer all or a portion of their board fees earned during a calendar year. The deferred compensation agreements provide that a director who is also an employee may defer receipt of all or a portion of the incentive compensation paid to him or her in the person’s capacity as an employee during the year. Subject to some limitations imposed by established law, rules, and procedures, each director may express to the Committee appointed to administer the agreement a preference as to how the director’s deferral account should be invested. A portion of each director’s deferral account may be invested in phantom shares of common stock.

When a director reaches age 75, the director’s account is generally paid to him or her in quarterly installments continuing for five years. A director may ask to receive distributions from his or her account prior to age 75, or that such distributions be paid over a longer period of time of not more than ten years. In the event of the director’s death, the account would be paid to the director’s designated beneficiary in the same manner as it would otherwise have been paid to the director, if living, commencing in the first calendar quarter after death. A director may also request an early distribution from his or her account in the event the director suffers a hardship. The granting of a hardship distribution is within the sole discretion of the Board of Directors and any hardship distribution is limited to the amount reasonably necessary to meet the hardship. Upon a change in control, a director may elect to have any phantom shares of common stock distributed in cash.

All obligations arising under the deferred compensation agreements are payable from Provident’s general assets; however, Provident has established a rabbi trust to help ensure that sufficient assets will be available to pay the benefits under the deferred compensation agreements. The investments under the deferred compensation agreements, as well as the distributions to the participating directors, are handled by an independent trustee, which holds and accumulates the assets set aside to pay the benefits under the agreements.

Transactions With Certain Related Persons

A number of our directors and officers and certain business organizations associated with them have been customers of our banking and other subsidiaries. During the year ended September 30, 2009, all extensions of credit to these persons, which are made only by Provident Bank, have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time in comparable transactions with others and did not involve more than the normal risk of collectability or present other unfavorable features.

Provident Bank leases one of its branch offices from Director Dennis L. Coyle. The lease calls for monthly rental payments, which totaled approximately $52,020 for the last fiscal year, with annual increases of 3% per year until maturity in 2014. In addition, the Bank is responsible for 4/9 of all real estate taxes and certain common charges associated with the property. During the fiscal year ended September 30, 2009, these additional amounts were approximately $15,800. Provident Bank has exercised its option to renew for an additional 5 years to expire on April 30, 2014.

During the year ended September 30, 2009, $508,207 in legal fees were paid to the law firm of Freeman & Loftus, RLLP for services rendered on behalf of Provident New York Bancorp and Provident Bank, the majority of which are fees paid by borrowers in the ordinary course of business for loans originated by Provident Bank. Director William R. Sichol is the brother-in-law of a partner of that law firm.

We have adopted written policies to implement the requirements of Regulation O of the Federal Reserve Board, which restricts the extension of credit to directors and executive officers and their related interests. Regulation O is made applicable to Provident Bank by provisions of the Home Owners’ Loan Act and the regulations of the Office of Thrift Supervision. Under these policies, extensions of credit that exceed regulatory thresholds must be approved by the board of directors of Provident Bank.

Consistent with the Company’s Code of Ethics, proposed transactions with related persons are disclosed to the Corporate Governance Committee of the Board of Directors, which must approve such transactions to the extent required under the Code of Ethics. The director or executive officer is required to disclose all non-privileged information the person has, and thereafter may not partake in any decision-making process. The Corporate Governance Committee evaluates the transaction, and may approve, reject, or set other conditions in its discretion. To qualify for approval, a transaction must be on the same terms, conditions, and costs as would be reasonable if entered into with an unrelated third party. In the case of a proposed transaction with or related to a director, the Corporate Governance Committee will also consider the effect, if any, the transaction would have on the independence of the director.

PROPOSAL II — RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of Provident New York Bancorp has approved the engagement of Crowe Horwath LLP to be Provident New York Bancorp’s independent registered public accounting firm for the fiscal year ending September 30, 2010. At the Annual Meeting, stockholders will consider and vote on the ratification of the engagement of Crowe Horwath LLP for Provident New York Bancorp’s fiscal year ending September 30, 2010. A representative of Crowe Horwath LLP is expected to attend the Annual Meeting, to respond to appropriate questions and to make a statement if he or she so desires.

In order to ratify the selection of Crowe Horwath LLP as the independent registered public accounting firm for the 2010 fiscal year, the proposal must receive the affirmative vote of at least a majority of the votes represented at the Annual Meeting, either in person or by proxy, in favor of such ratification. The Audit Committee of the Board of Directors recommends a vote “FOR” the ratification of Crowe Horwath LLP as the independent registered public accounting firm for the 2010 fiscal year.

Stockholder ratification of the selection of Crowe Horwath LLP is not required by Provident New York Bancorp’s Bylaws or otherwise. However, the Board is submitting the selection of the independent registered public accountants to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection of Crowe Horwath LLP, the Audit Committee will reconsider whether to retain that firm or not. Even if the selection is ratified, the Audit Committee may, at its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change is in the best interests of Provident New York Bancorp and its stockholders.

Audit Fees. The aggregate fees billed to us by Crowe Horwath LLP for professional services rendered by Crowe Horwath LLP for the audit of our annual financial statements, review of the financial statements included in our Quarterly Reports on Form 10-Q and services that are normally provided by Crowe Horwath LLP in connection with statutory and regulatory filings and engagements were $411,000 during the fiscal year ended September 30, 2009 and $432,250 during the fiscal year ended September 30, 2008.

Audit Related Fees. The aggregate fees billed to us by Crowe Horwath LLP for assurance and related services rendered by Crowe Horwath LLP that are reasonably related to the performance of the audit of and review of the financial statements and that are not already reported in “Audit Fees,” during the fiscal year ended September 30, 2009 was $7,699. There were no such fees billed to us during fiscal year end September 30, 2008.

           Tax Fees. The aggregate fees billed to us by Crowe Horwath LLP for professional services rendered by Crowe Horwath LLP for tax consultations and tax compliance were $88,250 during the fiscal year ended September 30, 2009 and $88,250 during the fiscal year ended September 30, 2008.

All Other Fees. There were no fees billed to us by Crowe Horwath LLP during the fiscal years ended September 30, 2009 or 2008 that are not described above.

 The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by an independent registered public accounting firm, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended, which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee pre-approved 100% of the audit related fees and tax fees described above during the fiscal years ended September 30, 2009, and 2008.

STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in the proxy materials for next year’s annual meeting of stockholders, any stockholder proposal to take action at such meeting must be received at Provident New York Bancorp’s executive office, 400 Rella Boulevard, Montebello, New York 10901, no later than September 10, 2010. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

ADVANCE NOTICE OF BUSINESS TO BE CONDUCTED
AT AN ANNUAL MEETING

Our Bylaws provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an annual meeting of stockholders. In order for a stockholder to properly bring business before an annual meeting, or to propose a nominee to the Board of Directors, the stockholder must deliver written notice to the Secretary of Provident New York Bancorp not less than ninety (90) days prior to the anniversary date of our proxy materials for the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the tenth day following the day on which public announcement of the date of such annual meeting is first made. The notice must include, among other information, the stockholder’s name, record address, and number of shares owned, describe briefly the proposed business, the reasons for bringing the business before the annual meeting, and any material interest of the stockholder and the beneficial owner, if any, in the proposed business. In the case of nominations to the Board of Directors, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require us to include in our proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

Advance written notice for certain business, or nominations to the Board of Directors, to be brought before the next annual meeting must be given to us by October 11, 2010. If notice is received after October 11, 2010, it will be considered untimely, and we will not be required to present the matter at the stockholders meeting.

OTHER MATTERS

This proxy statement and accompanying notice of meeting provide notice that the stockholders will be asked to vote on the election of the Company’s nominees and the ratification of the of the appointment of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2010. In accordance with the Company’s bylaws, no persons other than the Company’s nominees may be nominated for director election or elected at the annual meeting and no business may be transacted at the meeting except the election of the Company’s nominees and the stockholder vote on the ratification of the appointment of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2010 and such other matters as may be brought before the meeting by or at the direction of the Board or an authorized committee of the Board. If any matters should properly come before the Annual Meeting, it is intended that the Board of Directors, as holders of the proxies, will act as determined by a majority vote.

HOUSEHOLDING OF PROXY STATEMENTS AND ANNUAL REPORTS

Provident New York Bancorp intends to deliver only one Annual Report and Proxy Statement to multiple registered stockholders sharing the same address unless it has received contrary instructions from one or more of the stockholders. If individual stockholders wish to receive a separate copy of the Annual Report or Proxy Statement they may call or write and request separate copies currently or in the future as follows:

Stockholder Relations
Provident New York Bancorp
400 Rella Boulevard
Montebello, New York 10901
Phone:	845.918.5580
Fax:	845.369.8066

Registered stockholders sharing the same address and receiving multiple copies of Annual Reports or Proxy Statements may request the delivery of a single copy by writing or calling the above address or phone number.

MISCELLANEOUS

The cost of solicitation of proxies will be borne by Provident New York Bancorp. Provident New York Bancorp will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitations by mail, directors, officers and regular employees of Provident New York Bancorp may solicit proxies personally or by telephone without additional compensation.

A COPY OF PROVIDENT NEW YORK BANCORP’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2009 WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE UPON WRITTEN REQUEST TO MIRANDA GRIMM, CONTROLLER, 400 RELLA BOULEVARD, MONTEBELLO, NEW YORK, 10901 OR BY CALLING 845.369.8040.

BY ORDER OF THE BOARD OF DIRECTORS

Daniel Rothstein
Secretary

Montebello, New York
January 8, 2010